AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


		 between AIR & WATER TECHNOLOGIES CORPORATION,


			   FALCON ACQUISITION CORP.,


			   FALCON ASSOCIATES, INC.


			    and JEFFREY J. CANTWELL





	    This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated October 27, 1989 (the "Agreement"), between AIR & WATER TECHNOLOGIES CORPORATION, a Delaware corporation ("AWT'), FALCON ACQUISITION CORP., a Pennsylvania corporation and a wholly-owned subsidiary of AWT ("FAC"), JEFFREY
J. CANTWELL (the "Stockholder"), and FALCON ASSOCIATES, INC., a Pennsylvania corporation wholly-owned by the Stockholder (the "Company").

	    WHEREAS, the Stockholder and the Boards of Directors of AWT, FAC and the Company have deemed it advisable and in their respective mutual benefit that the Company be acquired by AWT through a merger of FAC with and into the Company (the "Merger") in accordance with the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A (the "Merger Agreement"); and

	    WHEREAS, in contemplation of the delivery of the merger consideration set forth in Article III hereof and closing of the Transactions contemplated by this Agreement, including the consummation of the Merger in accordance with the Pennsylvania Business Corporation Law of 1988, the parties agree, effective as of the date of this Agreement, to consummate the Merger subject to the terms and conditions hereof.

	    NOW, THEREFORE, the parties hereby agree as follows:


				   ARTICLE I

		     REPRESENTATIONS AS TO CAPITALIZATION


	    SECTION 1.1 Capitalization of AWT. AWT represents and warrants that the authorized capital stock of AWT consists of (i) 30,000,000 shares of Common Stock, $.001 par value per share, of which 13,577,000 shares of Class A Common Stock ("AWT Common Stock"), and 1,010,000 shares of Class B Common Stock are issued and outstanding, and (ii) 649,350 shares of Common Stock are reserved for issuance pursuant to outstanding options. All such outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable. All shares of AWT Common Stock which will be delivered at the Closing (as defined herein) (a) are duly authorized by AWT's Certificate of Incorporation, (b) will have been duly authorized by AWT's
Board of Directors to be issued and delivered in accordance with the terms of this Agreement, (c) will at the Time of Merger (as hereinafter defined) be validly issued, fully paid and nonassessable.

	    SECTION 1.2 Capitalization of FAC. AWT and FAC represent and warrant that the authorized capital stock of FAC consists of 100 shares of common stock, without par value ("FAC Common Stock"), all of which are outstanding and are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by AWT free and clear of all liens, charges, pledges, security interests or other encumbrances. There are no outstanding subscriptions, options, warrants, rights or commitments of any character relating to or entitling any person to purchase or otherwise acquire any stock of FAC. There are no preemptive rights or similar rights to subscribe for or purchase any stock of FAC.

	    SECTION 1.3       Capitalization of The Stockholder and the
Company.   AWT and FAC represent and warrant that the  authorized capital stock of the Company consists of 100 shares of  Common Stock, without par value ("Company Common Stock"), all of which are issued and outstanding. All such outstanding shares have been, and at the Closing will be, duly authorized, validly issued, fully paid and nonassessable, and are, and will be at the Closing, owned of record and beneficially by the Stockholder. At the Closing, all of such shares will be free and clear of all liens, charges, pledges, security interests or other encumbrances, and not subject to any restrictions on transfer or sale except as provided by applicable federal and state securities laws. There are no shares authorized, issued or outstanding of any
other class of stock or equity interest in the Company.   There are no
outstanding subscriptions, options, warrants, rights or commitments of any character relating to or entitling any person to purchase or otherwise
acquire any stock of the  Company.   There are no preemptive rights or similar
rights to  subscribe for or purchase any stock of the Company.


				  ARTICLE II

				  THE MERGER


	    SECTION 2.1  Constituent Corporations.   The Company and FAC shall
be the constituent corporations to the Merger. The Merger shall be consummated at such time (the "Time of Merger") as all documents necessary to effect the Merger in accordance with the Pennsylvania Business Corporation Law of 1988, including, but not limited to, the Merger Agreement, have been filed with the Department of State of the Commonwealth of Pennsylvania. At the Time of Merger, FAC shall be merged with and into the Company in accordance with such law. The Company shall be the surviving corporation of the merger (herein sometimes called the ("Surviving Corporation"). The name, identity, existence, rights, privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired by the Merger. At the Time of Merger, the identity and separate existence of FAC shall cease, and all of the rights, privileges, powers, franchises, properties and assets of FAC shall be vested in the Company.

	    SECTION 2.2 Conversion -- of FAC's Common Stock. At the Time of Merger, the shares of FAC Common Stock outstanding immediately prior to the Time of Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a number of shares of Common Stock, without par value, of the Surviving Corporation equal to the number of shares of Company Common Stock outstanding immediately prior to the Time of Merger.

	    SECTION 2.3 Certificate of Incorporation and Bylaws of Surviving Corporation. The Certificate of Incorporation and Bylaws of FAC, as in effect immediately prior to the Time of Merger, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until the same shall be amended.

	    SECTION 2.4 Directors. At the Time of Merger, the directors of the Company immediately prior to the Time of Merger shall cease to be directors; each director of FAC immediately prior to the Time of Merger shall become a director of the Surviving Corporation and, subject to the Bylaws of the Surviving Corporation and the laws of the Commonwealth of Pennsylvania, shall serve until his successor is elected and appointed or qualified or until his earlier death, resignation or removal.

	    SECTION 2.5 Rights Prior to Exchange. From and after the Time of Merger, until so surrendered, each certificate theretofore representing shares of issued and outstanding Company Common Stock shall be deemed for all corporate purposes to evidence the right to receive one one-hundredth (1/100) of the merger Consideration into which such shares of Company Common Stock are converted pursuant to Section 2.6.

	    SECTION 2.6 Conversion of Company Common Stock. At the Time of Merger, each share of Company Common Stock issued and outstanding immediately prior to the Time of Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one one-hundredth (1/100) of the Merger Consideration set forth in Section 3.1 hereof.


				  ARTICLE III


		     DETERMINATION OF MERGER CONSIDERATION


	    SECTION 3.1 Merger Consideration. The Merger Consideration shall consist of and be payable as set forth in this Article III:

	    (a) On the Closing Date, the Stockholder shall receive from AWT the number of shares of AWT Common Stock equal to the quotient of (x) 25,000,000 divided by (y) the AWT Common Price (subject to Section 3.1(b)
below, the "Merger Consideration").   The "AWT Common Price" is the average of
the daily closing sale prices of AWT Common Stock on the American Stock Exchange ("AMEX") for the business days of the AMEX during the Valuation Period as reported in the The Wall Street Journal, being $17.575 per share. The "Valuation Period" is the period of 10 AMEX trading days ending on the fifth day prior to the Time of Merger, or, if such date shall not be an AMEX trading day, the next preceding AMEX trading day.

	    (b) Notwithstanding the foregoing Section 3.1(a), in the event the AWR Common Price is less than or equal to $16.00, the Merger Consideration shall equal 1,562,500 shares of AWT Common Stock, and (ii) in the event the AWT Common Price is $19.00 or more, the Merger Consideration shall equal 1,315,789 shares of AWT Common Stock.

	    (c) The Stockholder hereby agrees that at the Closing, and upon receipt of the Merger Consideration, the Stockholder shall deposit with Howard Lawson & Co., as escrow agent, ten percent (10%) of the shares of AWT Common Stock so received (the "Escrow Shares"), which Escrow Shares shall be held in escrow by such escrow agent in accordance with the Escrow Agreement attached as Exhibit B hereto.

	    SECTION 3.2 No Fractional Shares. No fractional shares or scrip representing fractional shares of AWT Common Stock will be issued to the Stockholder as a part of the Merger Consideration. Instead, AWT will pay to the Stockholder a cash adjustment equal to the product of (A) the AWT Common Price multiplied by (B) the fraction of one share of AWT Common Stock which would otherwise have been issued as part of the Merger Consideration.


				  ARTICLE IV


		       REPRESENTATIONS AND WARRANTIES OF
			THE STOCKHOLDER AND THE COMPANY


	    In addition to the representations as to capitalization set forth in Article I hereof, the Stockholder and the Company, jointly and severally, hereby represent and warrant to AWT and FAC as follows:

	    SECTION 4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and to carry on its business substantially as they are being owned, operated and conducted on the date of this Agreement. The Company is duly qualified and in good standing in each of the jurisdictions listed in Schedule 4.1, which are all of the jurisdictions in which the nature of the property owned, leased or operated by it or the nature of the business conducted by it requires such qualification and in which its failure so to qualify and be in good standing would materially and adversely affect the condition (financial or otherwise), business, net worth, properties, operations or prospects of the Company.

	    SECTION 4.2 Subsidiaries. Except as set forth in Schedule 4.2, the Company has no subsidiaries and does not own of record or beneficially any capital stock or equity interest or investment in any corporation, partnership association or business entity.

	    SECTION 4.3  Authority Relative to this Amendment.  (a) The
Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or, at the time of execution or consummation, will be, duly and validly authorized by the Board of Directors of the Company and have or will have been approved by the Stockholder and no other corporate proceedings on the part of the Company or the Stockholder are or will be necessary to authorize, Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and each of the agreements to be executed by the Company pursuant hereto will be, at the time of execution, duly and validly executed and delivered by the Company and constitute or will constitute a valid and binding obligation of the Company enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights and that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	    (b) The Stockholder has full legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes, and each of the agreements to be executed by the Stockholder pursuant hereto will, upon execution and delivery thereof, constitute a valid and binding obligation of the Stockholder enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles relating to or limiting creditors rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	    SECTION 4.4 Except as set forth in Second delivery of this Agreement contemplated any violation of, or create a benefit under, or permit the acceleration of (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien (as defined in Section 4.19) upon the Company or any of its properties or the shares of Company Common Stock owned by the Stockholder, under any provision of the Certificate of Incorporation or By-laws of the Company or any Permit (as defined in Section 4.21), note, bond, mortgage, indenture, bonding agreement, loan agreement, insurance policy or binder of insurance, license, agreement or lease, or other instrument to which the Company or the Stockholder is a party, or by which the Company or the Stockholder or any of their respective properties is bound (including, with respect to the Stockholder, the shares of Company Common Stock owned by the Stockholder), other than any such conflicts, breaches, violations or defaults which individually and in the aggregate (i) do not and will not have a material adverse effect on the Company or (ii) will be cured (such cure not having a material adverse effect on the Company) or waived by AWT in writing prior to the Closing Date. Except as set forth in Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal, territorial or foreign governmental authority (or any other public body or authority, domestic or foreign) is required by or with respect to the Company or the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Company and the Stockholder of the transactions contemplated hereby, except in those instances where the failure to obtain such consent or approval or the failure to make such filing, declaration or registration would not in the aggregate have a material adverse effect upon the Company.

	    SECTION 4.5 Financial Statements. The Company has heretofore delivered to A (i) the audited balance sheets of the Company as at December 31, 1988, 1987, 1986 and 1985, respectively, and the related statements of operations and changes in financial position or cash flows, as appropriate, for the fiscal years ended December 31, 1988, 1987, 1986 and 1985, respectively, together with the reports thereon of Karpac Baca & Co. or its predecessor, the Company's independent certified accountants for those fiscal years and (ii) an unaudited balance sheet of the Company as at August 31, 1989 (the "Interim Balance Sheet"), and unaudited statements of operations and cash flows for the eight-month period then ended (all of the foregoing are sometimes hereinafter referred to collectively as the "Financial
Statements"). The Financial Statements, together with the notes thereto, present fairly the financial condition of the Company as at the respective dates thereof, and such statements of operations and changes in financial position or cash flows and the notices thereto fairly present the results of operations for the periods therein referred to, all in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, except as otherwise noted therein and except that the Interim Balance Sheet and related statements of operations and cash flows are subject to adjustments, including normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation, of the results for the interim period.

	    SECTION 4.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.6, at the date of this Agreement the Company has no material liabilities or obligations, known or unknown, secured or unsecured (whether absolute, accrued, fixed, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, except such liabilities and obligations which are accrued or reserved against in the Interim Balance Sheet and disclosed in the notes thereto or which were incurred after the date of the interim Balance Sheet in the ordinary course of business.

	    SECTION 4.7 Absence of Certain Changes or Events. Except as set forth in Schedule 4.7 or in the notes to the Interim Balance Sheet and related financial statements of the Company and except as otherwise contemplated by this Agreement, between December 31, 1988 and the date of this Agreement: (A) there has not occurred (i) any change which materially and adversely affects, nor any event which, so far as the Company can reasonably foresee, would result in any material adverse change in the business, financial condition, operations or prospects of the Company, or
(ii) any event, circumstance or combination thereof, whether arising prior to or after December 31, 1988, which might reasonably be expected to result in any material adverse change in the business, financial condition, properties, operations or prospects of the Company before or after the Closing Date; (B) and the Company has not (i) purchased, redeemed, issued, sold or otherwise acquired or disposed of, directly or indirectly, any shares of its capital stock or any other of its securities, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or into any of its securities, (ii) incurred any obligation or liability, absolute or contingent, except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to any Lien any of its assets or properties, except in the ordinary course of business, (iii) incurred, assumed or guaranteed any indebtedness for borrowed money, (iv) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, financial condition or operations of the Company, (v) made any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the capital stock of the Company,
(vi) made any acquisition or disposition of assets except in accordance with past practice, in the ordinary course of business, (vii) transferred or granted any concessions, leases, licenses or agreements with respect to any Proprietary Rights as defined in Section 4.11 hereof, (viii) introduced any material change with respect to the operation of its business, including, without limitation, its method of accounting, (ix) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) which is not, in accordance with past practice, in the ordinary course of business, or (x) entered into or agreed to enter into any agreement or other arrangement to take any action described in this Schedule 4.7, including, without limitation, any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

	    SECTION 4.8       Management and Employees.  Set forth in Schedule
4.8 is a true and complete list of (a) all directors and officers of the Company, specifying their names, titles and compensation, and (b) all other employees or consultants of the Company whose total compensation for the fiscal year ended December 31, 1988 exceeded $50,000, specifying their names and job designations, and the basis of such compensation, whether fixed or commission or a combination thereof. Except as disclosed in Schedule 4.8, since December 31,1988 there has been no material change, other than in the ordinary and usual course of business, in the compensation payable, by means of wages, salaries, bonuses, gratuities or otherwise, to any such director, officer, employee or consultant of the Company, or any change in compensation, either material in amount or other than in the ordinary and usual course of business, to any other employee or consultant of the Company.

	    SECTION 4.9 Contracts. Schedule 4.9 constitutes a full and complete list (identifying in each case the name of the document, the date thereof and parties thereto and the name, date of and parties to any amendment, supplement or other modification thereof), as of the date of this Agreement, of each partially or totally executory contract, agreement, commitment, option or understanding, whether written or oral, of the following types, to which the Company is a party or by which any of its properties are bound ("Contracts"):

	    (a) All loan agreements, trust agreements, indentures, mortgages, promissory notes and other agreements or instruments creating or evidencing indebtedness of the Company other than trade debt payable in the ordinary course of business;

	    (b) All employment, commission, profit sharing, consulting, management, advisory, non-competition and other similar agreements or understandings;

	    (c)   All collective bargaining agreements;

	    (d)   All partnership or joint venture agreements of any kind;

	    (e) All real property or equipment leases which are material to the conduct of the business operations of the Company;

	    (f) Each other contract or commitment involving the future payment or receipt by the Company of more than $250,000 or which is material to the business, operations or financial condition of the Company; and

	    (g) All powers of attorney and similar authorizations (whether revocable or irrevocable) to any person, or corporation that is or may hereafter be in force for any purpose whatsoever. Correct and complete copies of all those written Contracts described in Schedule 4.9 have been delivered prior to or concurrently with the date hereof. Except as set forth in Schedule 4.9, the Company is not a party to, nor is it bound by, any Contract that the Company can reasonably foresee will result in any loss upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential, or down-time charges), which loss would be material to the financial condition of the Company. Except as set forth in Schedule 4.9, no third party has raised any material claim, dispute or controversy with respect to any Contract of the Company nor has the Company received notice or warning of alleged material non-performance, material claim, dispute or controversy with respect to material obligations under any such Contract; nor are there any facts which, to the best knowledge of the Company and the Stockholder, exist indicating that any such Contract may be totally or partially terminated or suspended by any party thereto, which termination or suspension, individually or in the aggregate, would be material to the condition (financial or otherwise), business, net worth, assets, properties, operations or prospects of the Company. Except as set forth in Schedule 4.9, the Company is not a party nor is it bound by any Contract which in any manner limits or restricts the Company from competing in any line of business or carrying on or expanding the mature or geographical scope of its business anywhere in the world.

	    SECTION 4.10 No Default. Except as set forth in Schedule 4.10, the Company has in all material respects performed, or is now performing, the obligations of, and is not in default (and would not by the lapse of time and/or the giving of, notice be in default) in respect of, any note, debt instrument, security agreement, option to purchase, lease, deed of trust or mortgage, or any other contract binding upon the Company, or the assets or properties thereof, which failure of performance or default, individually or in the aggregate, would be material to the condition (financial or otherwise), business, net worth, assets, properties, operations or prospects of the Company. Except as set forth in Schedule 4.10, to the Company's and the Stockholder's knowledge, no party with which the Company has a contract that is of material importance to the condition (Alimancial or otherwise), business, net worth, assets, properties, operations or prospects of the Company, is in default thereunder (or would by the lapse of time and/or the giving of notice be in default) or has breached or indicated any intention to breach any terms or provisions thereof.

	    SECTION 4.11      Proprietary Rights. Except as set forth in
Schedule 4.11, the Company does not own or license or have any other proprietary interest in any United States or foreign registered trademark, service marks or trade names; unregistered trademarks, service marks or trade names; trademark, service mark or trade name applications; product designations or model numbers; unexpired patents; pending or filed patent applications; current or active invention disclosures; inventions on which disclosures are to be prepared; trade secrets; registered copyrights; or unregistered copyrights which are material to the business of the Company (collectively, (the "Proprietary Rights"). Except as set forth in Schedule 4.11, Proprietary Rights are necessary or material to the conduct of the business of the Company. To the best knowledge of the Stockholder and the Company, the operations of the Company do not conflict with or infringe upon, and no one has asserted to the Company that such operations conflict with or infringe upon, any Proprietary Rights owned, possessed or used by any third party.

	    SECTION 4.12 Litigation. Except as set forth in Schedule 4.12, there is no claim, dispute, investigation, action, proceeding, suit or appeal (collectively "Actions"), at law or in equity, pending against the Stockholder or the Company, or involving any of their respective assets or properties, before any court, agency, authority, arbitration panel or other tribunal, other than those, if any, with respect to which service of process or similar notice has not yet been made on the Stockholder or the Company, which would be likely to have a material adverse effect on the condition (financial or other- wise), business, net worth, assets, properties, operations or prospects of the Company or which would have an adverse effect on the Company's or the Stockholder's ability to perform their respective obligations hereunder to consummate the transactions contemplated hereby, and no such Actions have been threatened against the Stockholder or the Company. Except as set forth in Schedule 4.12, neither the Stockholder nor the Company is subject to, in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, could result in the violation of, or default under the terms of any judgment, decree, order, writ or injunction of any court or any federal, state, local or other governmental department, commission, board, bureau, agency, authority, arbitration panel, tribunal or other instrumentality. Schedule 4.12 also contains a true and complete list of all Actions (whether or not covered by insurance) to which the Stockholder or the Company is a party in which the amount in controversy exceeds $100,000.

	    SECTION 4.13 Compliance with Laws and Orders. Except as set forth in Schedule 4.13 and excluding all matters otherwise covered by Section 4.26, the Company has controlled and [?."s] operations have been conducted in accordance with, all laws, regulations and orders (including, without limitation, securities, zoning ordinances, building codes, civil rights and occupational health and safety laws and regulations) applicable thereto and to the conduct of its business, except where the failure to so comply would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or otherwise), business, net worth, assets, properties, operations or prospects of the Company.

	    SECTION 4.14 Tax Matters. For purposes of this Agreement "Taxes" or "Tax" means all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, customs duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority, ("Taxing Authority") upon the Company.

	    (i) Except as set forth on Schedule 4.14, the Company has filed all federal, foreign, state and local tax returns, tax information returns, reports, and estimates for all years and periods (and portions thereof) ending on or before the Closing Date for which any such
      returns, reports or estimates were  due.   All such returns, reports,
      and estimates were prepared in the manner required by applicable law, and all Taxes shown thereby to be payable and all tax payments which are due, regardless of the making of any filing, have been paid.

	    (ii) Schedule 4.14 sets forth all jurisdictions in which the Company has filed or will file income or franchise tax returns for each taxable period, or portion thereof, ending on or before the Closing Date.

	    (iii) Except as set forth on Schedule 4.14, the Company has withheld or will withhold amounts from its respective employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes for all periods (or portions thereof) ending on or before the Closing Date, in compliance with the provisions of the Internal Revenue Code of 1986, as amended and currently in effect (the "Code"), and other applicable federal, foreign, state, and local laws.

	    (iv) The Company has paid, or provided a sufficient reserve on the Interim Balance Sheet or the Company's books, for the payment of, all federal, state, local, and foreign Taxes with respect to all periods, or portions thereof, up to and including the Closing Date.

	    (v) None of the federal, foreign, state and local tax returns of the Company have been examined by the appropriate taxing authority and, except as set forth in Schedule 4.14, there are no material claims or investigations by any Taxing Authority or, to the best knowledge of the Stockholder and the Company, threatened, against the Company for any past due Taxes; and there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any tax against the Company except as set forth on Schedule 4.14.
	    (vi) The Company has not made, signed, or filed, nor will it make, sign or file any consent under Section 341(f) of the Code with respect to any taxable period ending on or before the Closing Date.

	  (vii) The Stockholder is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

	 (viii) The Company has never been, nor is it currently, a party to any agreement relating to the sharing of any liability for, or payment of, taxes with any other person or entity.

	    (ix) The Company has delivered to AWT before the date hereof, correct and complete copies of all tax returns, tax information returns and estimates filed with any federal, foreign, state or local tax authority for the Company's fiscal years ending December 31, 1985 through and inclusive of 1988.

	    SECTION 4.15 Corporation Status. The Company is a "small business corporation" within the meaning of Section 1361(b) of the Code. The Company, the Stockholder and all former stockholders of the Company have taken all necessary corporate action to authorize the Company to elect under
Section 1362 of the Code to be an "S corporation" for federal income tax purposes. The election to be an S corporation for federal income tax purposes was validly made by timely filing in the appropriate office of the Internal Revenue Service a properly executed Form 2553. All required consents to such election by all former stockholders of the Company and the Stockholder have been obtained and were filed with the Form 2553. Such election has been in effect throughout the Company's current taxable year, has not been revoked or terminated, and will not be revoked or terminated prior to the Closing. Similar elections or consents have been executed and filed in every state in which the Company does business if such state recognizes S corporation status and requires similar consents or elections.

	    SECTION 4.16      Leased Real Property.

	    (i) Schedule 4.16 is a list, true and correct, of all leases and subleases (collectively, the "Real Property Leases"), with respect to real property leased by the Company (the "Leased Real Property"). The Stockholder has delivered to AWT true and correct copies of each of the Real Property Leases at least five (5) business days before the date hereof.

	    (ii) Neither the Company nor the Stockholder owes any money to any architect, contractor, subcontractor or materialman for labor performed or materials supplied in connection with Leased Real Property.

	    SECTION 4.17 Real Property. (i) Schedule 4.17 is a list, true and correct, of all property of which the Company is the record or beneficial owner (the "Real Property"). Except for the Real Property and any easements or rights-of-way for the benefit of the Company which are appurtenant thereto and the Leased Real Property and any easements or rights-of-way for the benefit of the Company which are appurtenant thereto, there are no real property interests used in the business of the Company. The Stockholder has delivered to AWT true and correct copies of all deeds or other instruments of title conveying the Real Property to the Company.

	    (ii) Schedule 4.17 is a list, true and correct, of all easements, and other instruments in the nature of easements, including, without limitation, agreements, indentures, franchise agreements and license agreements, in each case with respect to real property and to which the Company is a party (all such easements and/or other agreements are hereinafter collectively referred to as "Easements.") The Stockholder has delivered to AWT true and correct copies of all Easements.

	  (iii) As to the Real Property, neither the Company nor the Stockholder has received notice of, or has knowledge of, any pending or threatened condemnation proceedings.

	    (iv) To the Stockholder's best knowledge, all components and systems of all buildings, structures and other improvements included within the Real Property are in good working order, adequate for the Company to operate its business in accordance with good industry standards and to enable the Real Property to be used and operated, except to the extent construction is incomplete thereon, as it is currently being used and operated.

	    (v)   There are presently no mechanics or   materialmen's liens
      recorded against the Real Property.

	    SECTION 4.18      Tenancies.  Except for the Real Property
Leases, and except as set forth in Schedule 4.18, there are no leases or tenancies for any part of the Real Property or the Leased Real Property that shall remain in effect after the Time of Merger, nor shall any third party have any rights to the purchase, use or possession of all or any part of the Real Property or the Leased Real Property at the Time of Merger.

	    SECTION 4.19 Title and Related Matters. (a) The Company has, and, after giving effect to the transactions contemplated hereby, the Surviving Corporation will have, (A) good and marketable title to, or a valid leasehold interest in, as the case may be, all of the Real Property, Leased Real Property, and Easements, with all rights under applicable state laws to maintain ownership, leasehold status and/or Easement holder status, as applicable, and to maintain the use and benefit of such property as it is being used and enjoyed on the date hereof, and (B) good and marketable title to, or a valid leasehold interest in, (i) all other properties and assets (whether personal or fixed, tangible or intangible) reflected in the Company's Interim Balance Sheet or acquired after August 31, 1989 by the Company, (ii) all properties or assets held by the Company which are subject to operating leases as defined in accordance with GAAP and are not reflected in the Company's Balance Sheet, and (iii) all other properties and assets used by the Company and material to the conduct of its business, except for, in each such case, any of such properties or assets sold or otherwise disposed of for fair value, as determined in the good faith judgment of the Board of Directors of the Company, or with respect to which the lease has expired or has been terminated since August 31, 1989, in the ordinary course of business. All properties, Easements, and assets referred to in the preceding sentence are presently owned, [he"d] under lease or held under easement by the Company, and immediately after the Time of Merger, will be owned, held under lease or held under easement by the Surviving Corporation, free and clear of all mortgages, liens, pledges, charges, security interests, options to purchase or other encumbrances of any kind or character except (i) liens for taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its property, real or personal, or upon any part thereof if the same shall not at the time be due and payable, or are being contested in good faith by appropriate proceedings and (ii) liens imposed by law, such as those of carriers, warehousemen and mechanics, for sums not yet due or being contested in good faith by appropriate proceedings
(collectively, "Liens" and individually, a "Lien") and with respect to the
Real Property, except Liens listed on Schedule 4.17. The Real Property Leases and all other documents and agreements pursuant to which the Company has obtained the right enforceable, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; all Easements, licenses, permits and authorizations in any manner related to the operation of the business on the Real Property, the Leased Real Property and the Easements are in good standing, valid and enforceable in accordance with their respective terms; and there is not, under any of the foregoing instruments, documents or agreements, any existing default or event which with notice or lapse of time, or both, would constitute a default the effect of
which would have a material adverse effect on the Company.   To the best
knowledge of the Stockholder and the Company, all improvements on the Real Property and the Leased Real Property conform in all material respects to applicable state and local zoning and other land use ordinances and building codes.

	    (b) Title to Company and Common Stock. The Stockholder is now, and shall at the Time of Merger be, the sole record and beneficial owner of all of the issued and outstanding shares of the Company Common Stock, which shall, at the Time of Merger, be free and clear of any and all Liens, and subject to no options, proxies, contracts, calls, commitments or rights of third parties of any kind whatsoever.

	    SECTION 4.20 Insurance. The Company's tangible real and personal property and assets, whether owned or leased, are insured against and Schedule
4.20 is a true, correct and complete schedule of all casualty, property damage, general liability and other policies or binders of insurance or programs of self insurance which relate to the Company's business. The coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company. Neither the Stockholder nor the Company has knowledge of any facts or the occurrence of any even, which reasonably might form the basis of any claim against the Company relating to its business or operations or any of its assets or properties covered by the policies or binders set forth in Schedule 4.20, which claim the Stockholder or the Company has reason to believe will increase the insurance premiums payable under any such policy or binder. Notwithstanding the foregoing, neither the Company nor the Stockholder is making any representation or warranty regarding the capitalization or condition (financial or otherwise) with respect to American Safety Risk Retention Group or American Safety Insurance Group.

	    SECTION 4.21 Authorizations. The Company has complied with and has made all filings required pursuant to all federal, state, municipal or local constitutional provisions, laws, ordinances, rules, regulations and orders in connection with the conduct of the business of the Company, except where the failure to comply would not have a material adverse effect on the Company. Except as set forth on Schedule 4.21, the Company has all governmental licenses, permits and authorizations necessary for the conduct of its business as currently conducted (the "Permits"), and all such Permits are and, as of the Closing Date, will be, in full force and effect, and no violations exist in respect of any such Permits, and no proceeding is pending or, to the best knowledge of the Stockholder or the Company, threatened, to revoke or limit any provision thereof. All such Permits are set forth on
Schedule 4.21. The Company has not violated nor has the Stockholder or the Company any knowledge of any alleged or potential violation of any constitutional provisions, laws, ordinances, rules, regulations or orders, cured or not, or any injunction or governmental order or decree, except those violations the existence of which would not have a material adverse effect on the Company. There are no proceedings pending or threatened that may result in the revocation, cancellation or suspension, or any adverse modification of, any of such Permits.

	    SECTION 4.22      Pension and Other Benefit Plans.

	    (a) Schedule 4.22 contains a true and complete list and description of, and the Stockholder has delivered to AWT true and complete copies of, each pension, retirement, profit-sharing, stock purchase, stock option, vacation, severance, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plans, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Company contributes or is a party or is bound or under which it may have liability and under which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit. Except as described in Schedule 4.22, each employee benefit plan which is a "group health plan" as such term is defined in Section 162(i)(2) of the Code satisfies the applicable requirements of Section 4980B of the Code. Except as described on Schedule 4.22, the Stockholder and the Company have no intention or commitment, whether legally binding or not, to create any additional plan, practice or agreement or modify or change any existing plan, practice or agreement that would affect any employee or terminated employee of the Company and the benefits under all employee benefit plans are as represented and have not been and will not be increased subsequent to the date documents have been provided.

	    (b) Except as disclosed on Schedule 4.22, the Company does not sponsor, maintain or contribute to any employee benefit plans within the meaning of Section 3(3) of ERISA, which are subject to Title I of ERISA (the "ERISA Plans") for the benefit of employees or former employees of the Company. Each pension plan within the meaning of Section 3(2) of ERISA ("Pension Plan") is identified on Schedule 4.22. The following representations are made with regard to the ERISA Plans or the Pension Plans, if so limited:

		  (1) except as set forth on Schedule 4.22, the Company does not contribute to or have an obligation to contribute to or has at any time contributed to or had an obligation to contribute to, sponsor or maintain nor at any time has sponsored or maintained a multiemployer plan within the meaning of Section 3(37) of ERISA and the Company has not incurred any withdrawal liability, or suffered a "complete withdrawal" or a "partial withdrawal" with respect to a multiemployer plan, including any liability attributable to a current or former member of the Company's "controlled group" (as defined in Section 4001(a)(14) of ERISA);

		  (2) the Pension Plans and related trusts have been determined by the Internal Revenue Service ("IRS") to be qualified under the Code, the IRS has taken no action to revoke such determination or qualification and the Company has not acted or has not failed to act in such a way which would adversely affect the qualified status of the Pension Plans;

		  (3) the Company has, in all material respects, performed all obligations, whether arising by operation of law or contract, required to be performed under or in connection with the ERISA Plans, and the Stockholder has no knowledge of any default or violation by any other party with respect to the ERISA Plans;

		  (4) the Company has complied in all material respects with ERISA, and, where applicable, the Code, regarding the ERISA Plans;

		  (5) except as disclosed on Schedule 4.22, all resorts and disclosures relating to the ERISA Plans required to be filed with or furnished to governmental agencies, plan participants or plan beneficiaries have been or will be filled or furnished in accordance with applicable law in a timely manner;

		  (6) there are no actions, claims or proceedings pending (other than routine claims for benefits) or, to the best knowledge of the Stockholder, threatened, against any ERISA Plan or against the assets funding any ERISA Plan;

		  (7) full payment has been or will be made, in accordance with Section 404(a)(6) of the Code, of all amounts which the Company is required to pay under the terms of the Pension Plans as contributions to the Pension Plans as of the last day of the most recent plan year of the Pension Plans ended prior to the date of this Agreement or with respect to Section 412(m) of the Code, and neither the Pension Plans nor the trusts established thereunder have incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent plan year of the Pension Plans ended prior to the date of this Agreement and the Company has fulfilled its obligations under minimum funding standards of ERISA and the Code;

		  (8) the Company maintains adequate accruals on its books to reflect accrued contributions to each of the Pension Plans for the current plan year and to reflect accrued medical and dental claims incurred, but not yet paid, under the terms of any ERISA Plan which is a welfare plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan");

		  (9) no transactions have occurred with respect to the Pension Plans or the assets thereof which could result in the imposition on the Company or the administrators or trustees under the Pension Plans, either directly or indirectly, of taxes or penalties imposed under Section 4975 of the Code or Section 502(i) of ERISA;

		(10) with respect to the Pension Plans, regardless of whether such plans are subject to Title IV of ERISA, no termination or reportable event, as defined in Section 4043(b) of ERISA, has occurred or is anticipated to occur;

		(11) other than applications for determination, no action is pending with respect to the Pension Plans before the IRS, the Department of Labor, the Pension Benefit Guaranty Company ("PBGC') or before any state or local governmental agency;

		(12) no act or omission constituting a breach of fiduciary duties has occurred with respect to the ERISA Plans or the assets thereof which could subject the Company or AWT, either directly or indirectly, to any liability;

		(13) no liability under Title IV of ERISA has been incurred by the Company since the effective date of ERISA, other than liability for premiums due to the PBGC which has been satisfied in full and neither the Stockholder nor the Company knows of any facts or circumstances which might give rise to any liability of the Company under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against AWT by the PBGC, including any liability attributable to a current or former member of the Company's "controlled group" within the meaning of Section 414(b), (c), (m) or (o) of the Code;

		(14) except as set forth in Schedule 4.22, the fair market value of the assets of each of the Pension Plans which is a "defined benefit plan" as defined in Section 3(35) of ERISA equals or exceeds the present value of accrued benefits under each such plan computed on a projected benefit obligation basis, based upon actuarial assumptions set forth in the plans and which are reasonable in the aggregate;


		(15) the PBGC has not instituted any proceedings to terminate any of the Pension Plans;

		(16)    no security is required to be provided pursuant to
      Section 401(a)(29) of the Code with respect to any employee benefit pension plan;

		(17) any bonding required by applicable provisions of ERISA with respect to any of the ERISA Plans has been obtained and is in full force and effect;

		(18) each Welfare Plan is intended to meet currently applicable requirements for tax favored treatment under Subchapter B of Chapter 1 of the Code, is in compliance with such requirements and, if applicable, with the requirements of Sections 419 and 419A of the Code and there is no disqualified benefit (as such term is defined in Section 4976(b) of the Code) which would subject the Stockholder, the Company or AWT to a tax under Section 4976;

		(19) the Company neither maintains nor contributes to any Welfare Plan which provides any benefits to retirees;

		(20) the transactions contemplated by this Agreement will not result in liability for severance pay or any similar payment to the employees of the Company;

		(21) except as disclosed on Schedule 4.22, there are no employment, consulting, severance or similar agreements in effect with respect to the Company; and

		(22) except as disclosed on Schedule 4.22, the terminations of the Falcon Associates, Inc. Pension Plan, the Falcon Associates, Inc. Deferred Benefit Pension Plan and the Falcon Associates, Inc. Money Purchase Plan (the "Terminated Plans") do not affect their qualified status.

	    (c) The Stockholder has delivered to AWT and its counsel true and complete copies of (i) all documents governing the ERISA Plans, including all amendments thereto which will become effective at a later date; (ii) the latest IRS determination letter obtained with respect to each of the Pension Plans; (iii) Form 5500 for the most recent completed plan year for each of the ERISA Plans, together with all schedules forming a part thereof; (iv) the most recent actuarial valuation for any Defined Benefit Plan; (v) any form, other than Form 5500, required to be filed for the most recently completed plan year for any Defined Benefit Plan with any governmental agency; (vi) all summary plan descriptions, if any, and insurance policies or contracts relating to the ERISA Plans; (vii) the annuity contracts funding obligations of any Defined Benefit Plan; (viii) all employment manuals and (ix) all documentation relating to the termination of the Terminated Plans.

	    SECTION 4.23 Finders or Brokers. Neither the Company nor the Stockholder has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is entitled to a fee or any commission in connection with the execution of this Agreement or any transaction contemplated under this Agreement other than Howard, Lawson & Co. ("Broker"). The Company has not and, at the Closing Date, will not have incurred transaction costs or fees greater than $1,050,000, including but not limited to the fees, expenses and costs of the Broker.

	    SECTION 4.24  Certain Interests.  Except as set forth in Schedule
4.24 and except as set forth in the Interim Balance Sheet or the notes thereto, to the best knowledge of the Stockholder and the Company, since December 31, 1988 no officer or director of the Company or any relative (by blood, marriage or adoption) of such officer or director, except in the ordinary course of business, (a) has acquired any interest in any property of the Company (except as a stockholder of the Company) or (b) has entered into any business relationship with the Company (except as an officer, director or stockholder thereof), in the case of either (a) or (b) of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

	    SECTION 4.25 Employees. To Stockholder's and the Company's knowledge, as of the date hereof no employee of the Company is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to the use of trade secrets or proprietary information of others, and the employment by the Company of its employees does not subject the Company to any such liability. There is neither pending nor threatened any action, suit, proceeding or claim, or threat thereof with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence.

	    SECTION 4.26 Compliance with Environmental Laws. Except as set forth in Schedule 4.26, here are no present or past Environmental Conditions in any way relating to the business of the Company. For purposes of this Agreement, "Environmental Condition" means (i) any environmental pollution, including without limitation any contaminant, irritant or pollutant, from any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever in any work places or to any medium, including without limitation air, land, surface waters or ground waters or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, hazardous materials, toxic materials or from the storage, use or handling of any waste, hazardous or toxic materials, except in all cases for any environmental pollution occurring in the ordinary course of the business of the Company and in accordance in all material respects with all applicable laws and regulations relating thereto, or (ii) any violation of any foreign, federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing, except those violations the existence of which would not have a material adverse effect on the Company. Except as set forth on Schedule 4.26, the operation of the business of the Company does not violate, and has not in the past violated, in any material respect, any applicable law, rule, regulation or order, whether foreign, state, federal or local, relating to air, water, or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances. Neither the Stockholder nor the Company, nor, to the best knowledge of the Stockholder and the Company, any other person has stored any chemical substances, including, without limitation, any waste materials, petroleum, crude oil, PCB'S, asbestos or any "Hazardous Substances," "Pollutants" or "Contaminants," (collectively, the "Contaminants") as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on, beneath or about any of the respective properties of the Company, except in compliance in all material respects with all applicable laws, rules and regulations. The Company has not received any notice advising the Company that it is potentially responsible for response costs with respect to a release or threatened release of Contaminants.
Neither the Stockholder nor the Company nor, to the best knowledge of the Stockholder and the Company, any other person, has transported, buried, dumped or otherwise disposed of any Contaminants on, beneath or about any of the respective properties of the Company, or on, beneath or about any other property, except in compliance in all material respects with all applicable laws, rules and regulations. Neither the Stockholder nor the Company has violated any environmental, zoning or land use ordinance, law, rule, regulation or order relating to the operation of the business of the Company, or any of the processes followed or products made thereby, including, but not limited to, CERCLA, the Toxic Substances Control Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, or the Asbestos Hazard Emergency Response Act of 1986, except those violations the existence of which would not have a material adverse effect on the Company.

	    SECTION 4.27 Accounts Receivable. The Company's accounts receivable constitute only legally enforceable obligations of third parties in connection with the sale of goods and/or services, are good and collectible at the aggregate recorded amounts thereof (subject to no defense, counterclaim or setoff) in the ordinary course of business, subject to the allowance for doubtful accounts (the "Accounts Allowance") of the Company with respect thereto stated in the Interim Balance Sheet, represent the full invoice value of all accounts included therein and have not been sold or encumbered.


	    SECTION 4.28 Inventories. The inventories of the Company are, in the aggregate, of a quality usable or saleable in the ordinary course of business, net of the aggregate reserves (the "Inventory Reserves") of the Company with respect thereto stated in the Financial Statements. The Inventory Reserves have been established, and through the Closing Date will be maintained, in a manner consistent with accounting practices of the Company followed at December 31, 1988.

	    SECTION 4.29 Banks. Schedule 4.29 contains a correct and complete list of every bank, savings and loan, or other financial including, but not limited to, cash contribution accounts, or safe deposit boxes or lock boxes, and the corresponding account identification number, in any, and the names of every person authorized to draw on such accounts or have access to such boxes.

	    SECTION 4.30 Labor. Except as set forth in Schedule 4.30, there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the Company's employees; no such petitions have been pending at any time within two (2) years of the date of this Agreement, and, to the best knowledge of the Stockholder and the Company, there has been no organized effort by any union or other group seeking to represent any employees of the Company as their exclusive bargaining agent at any time within two (2) years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the best knowledge of the Stockholder and the Company, threatened, against the Company, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, at any time within two (2) years of the date of this Agreement.


	    SECTION 4.31 Transfer Taxes. No sales taxes, other property transfer taxes, nor any other tax, including but not limited to corporation income and franchise taxes, are required to be paid by the Company solely in connection with or as a direct result of the transactions contemplated by this Agreement except for corporate income taxes which will be payable as a result of the termination of the Company's S-corporation election under the Code and under applicable state laws.

	    SECTION 4.31 Customers. Schedule 4.32 sets forth a true and correct list of the ten largest customers of the Company in terms of sales or services during the fiscal year ended December 31, 1988 and during the eight
(8) months ended August 31, 1989. To the best knowledge of the Stockholder and the Company, there has not been any material adverse change in the business relationship of the Company with any customer named in Schedule 4.32. Except for the customers named in Schedule 4.32, the Company did not have any customer who accounted for more than 5% of its sales during the period from January 1, 1988 to August 31, 1989.

	    SECTION 4.32 Distribution of Earnings. The Stockholder has not received distributions from the Company during the period from January 1, 1988 through the Closing Date, which, when aggregated with the dividends described in Section 6.3(c) hereof, would exceed the aggregate amount of the Company's earnings for such period.

	    SECTION 4.33 Unlawful Payment. Neither the Stockholder nor the Company nor any officer or director of the Company, or, to the best knowledge of the Stockholder and the Company, any employee, agent or representative of the Company has made, directly or indirectly, with respect to the business of the Company, any illegal political, charitable or other contributions or payments from corporate funds.

	    SECTION 4.34 Stock Held for Investment. All of the shares of AWT Common Stock to be received by the Stockholder pursuant to the Merger are being acquired for the purpose of investment and not with a view to the distribution or resale thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

	    SECTION 4.35 The Company has obtained all bonds necessary under the terms of the Contracts to which it is a party or under applicable laws, rules or regulations, and such bonds are adequate under the terms of such Contracts and laws, rules and regulations.


	    SECTION 4.36 Full Disclosure. The statements contained in this Agreement, the Schedules delivered concurrently herewith and in any other certificates or documents executed and delivered by or on behalf of the Company or the Stockholder pursuant to this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements therein not misleading. All copies of documents furnished by or on behalf of the Stockholder or the Company to AWT or its officers, attorneys, accountants or other representatives under any provision of this Agreement are true and correct copies of such documents, and there are no amendments or modifications thereto except as set forth in such documents. The minute books of the Company submitted for inspection by AWT contain full, complete and accurate records of all meetings and other actions taken by its directors and stockholders.


				   ARTICLE I

		 REPRESENTATIONS AND WARRANTIES OF AWT AND FAC

	    SECTION 5. Representations and Warranties of AWT and FAC. In addition to the representations as to capitalization set forth in Article I hereof, AWT and FAC, jointly and severally, represent and warrant to the Stockholder and the Company as follows:

	    SECTION 5.1 Organization. Each of AWT and FAC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and to carry on its business substantially as they are being owned, operated and conducted on the date of this Agreement. Each of AWT and FAC is duly qualified and in good standing in each of the jurisdictions listed in Schedule 5.1, which are all of the jurisdictions in which the nature of the property owned, leased or operated by or the nature of the business conducted by it requires such qualification and in which its failure so to qualify and be in good standing would materially and adversely affect the condition (financial or otherwise), business, net worth, properties, operations or prospects of AWT or FAC, as the case may be.

	    SECTION 5.2 Authority Relative to this Agreement. (a) Each of AWT and FAC gas full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or, at the time of execution or consummation, will be, duly and validly authorized by the Boards of Directors of AWT and FAC and no other corporate proceedings on the part of either AWT or FAC are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and each of the agreements to be executed pursuant hereto, will be, at the time of execution, duly and validly executed and delivered by AWT and/or FAC, as applicable, and constitutes or will constitute a valid and binding obligation of AWT and/or FAC, as applicable, enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject, to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	    SECTION 5.3 Consents and Approvals; No Violation. Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or create a default or loss of a material benefit under, or permit the acceleration of (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon AWT or FAC or any of their properties under any provision of the Certificate of Incorporation or By-Laws of AWT or FAC or any note, bond, mortgage, indenture, bonding agreement, loan agreement, insurance policy or binder of insurance, license, agreement or lease, or other instrument to which AWT or FAC is a party, or by which it or any of their properties is bound, other than any such conflicts, breaches, violations or defaults which individually and in the aggregate (i) do not and will not have a material adverse effect on AWT or FAC or (ii) will be cured (such cure not having a material adverse effect on AWT or FAC) or waived by the Company in writing prior to the Closing Date. Except as set forth in Schedule 5.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal, territorial or foreign governmental authority (or any other public body or authority, domestic or foreign) is required by or with respect to AWT or FAC in connection with the execution and delivery of this Agreement or the consummation by AWT or FAC of the transactions contemplated hereby, except in those instances where the failure to obtain such consent or approval or the failure to make such filing, declaration or registration would not in the aggregate have a material adverse effect upon AWT or FAC.

	    SECTION 5.4 Business. FAC has not engaged in any activities other than those incident to its organization or as contemplated by the terms of this Agreement.

	    SECTION 5.5 Litigation. There is no Action pending, or, to the best knowledge of AWT or FAC, threatened, against or related to the respective properties or business of AWT or FAC which might adversely affect or restrict the ability of any of them to consummate the transactions contemplated hereby.

	    SECTION 5.6 Financial Statements and Other Data. AWT has delivered to the Stockholder copies of AWT's audited consolidated financial statements as of and for the fiscal year ended October 31, 1988, and its unaudited balance sheet and related statements of operations and cash flow for the nine month period ended July 31, 1989. These financial statements, including the notes thereto, present fairly the financial condition and results of operations of AWT at the dates of and for the periods covered thereby, in accordance with GAAP consistently applied throughout the periods involved except as otherwise noted therein and except that the unaudited financial statements do not contain all required footnote disclosure and are subject to normal year end adjustments. AWT also has delivered to the Stockholder copies of AWT's most recent annual report on Form 10-K and quarterly report on Form 10-Q, proxy statements and other periodic reports filed with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Exchange Act of 1934 since January 31, 1989. Such reports were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. There are no material events relating to the business of AWT required to be disclosed by AWT on a Form 8-K Report which have not been disclosed to the Stockholder.

	    SECTION 5.7 Absence of Certain Changes, Events or Conditions. Since the date of the last quarterly report on Form 10-Q filed by AWT with the Commission, there has not been, nor (other than events due to changes in general market or economic conditions) has any event occurred, which could reasonably be expected to have any material adverse change in AWT's consolidated financial position, results of operations or business or prospects; and, except as disclosed in Schedule 5.7, AWT has not (i) purchased, redeemed, issued, sold or otherwise acquired or disposed of, directly or indirectly, any shares of its capital stock or any other of its securities, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or into any of its securities or (ii) incurred any obligation or liability, absolute or contingent, except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to any Lien, any of its assets or properties, except in the ordinary course of business.

	    SECTION 5.8 Accuracy of Information Furnished. No statement by AWT or FAC contained in this Agreement, or in any Schedule hereto, and no statement contained in any certificate or other instrument or document furnished or to be furnished by or on behalf of any of them to the Stockholder and the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is required to be stated herein or therein or which is necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

	    5.9 Brokers. Neither AWT or FAC has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is entitled to a fee or any commission in connection with the execution of this Agreement or any transaction contemplated under this Agreement.

	    5.10 Compliance with Laws. AWT has complied in all material respects with all laws, regulations and orders (including, without limitation, securities, zoning ordinances, building codes, civil rights and occupational, health and safety laws and regulations) applicable to its business except where the failure to so comply would not have a material adverse effect on the transactions contemplated hereby or on the consolidated financial position of the Company or its results of operations.
	    5.11 Legal Proceedings. There are no (i) Actions pending against AWT or (ii) disputes pending between AWT (including any of its subsidiaries) with any Taxing Authority, which would, if the party adverse to AWT were successful, in the judgment of management, have a material adverse effect on AWT's consolidated financial position or results of operations, other than those Actions which have previously been disclosed in a report or other statement filed with the Securities and Exchange Commission.


				  ARTICLE II

		 COVENANTS OF THE STOCKHOLDER AND THE COMPANY

	    6.1 Notification. The Stockholder shall give prompt notice to AWT of (i) any notice of, or other communication received by the Stockholder or the Company subsequent to the date of this Agreement and prior to the Closing Date, relating to a default or event which, with notice or lapse of time or both, would become a default, or which would cause any warranty or representation of the Stockholder or the Company to be untrue or misleading in any material respect under this Agreement and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
	    6.2  Additional Summaries of Accounts Receivables.   Prior to the
Closing Date, the Stockholder will deliver to AWT, as soon as practicable, for each successive monthly period ending after August 31, 1989, a true and correct summary of all accounts receivable of the Company as at the end of each such monthly period.

	    6.3 Conduct of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Closing Date, the Stockholder and the Company will conduct the business and operations of the Company in the ordinary and usual course of business, and will use their respective best efforts to preserve intact the business, organization, licenses, Permits, relationships and employees, agents, customers and others having business dealings with the Company. Except as contemplated by the terms of this Agreement, prior to the Closing Date, the Company will not, nor will the Stockholder, cause or permit the Company to, without the prior written consent of AWT:

	 (a)  amend its Articles of Incorporation or Bylaws;

	 (b) issue any stock options, warrants or other rights calling for or permitting the issue, transfer, sale or delivery of its capital stock;

	 (c) pay or declare any cash dividend or other dividend or distribution with respect to its capital stock except that the parties acknowledge that the Board of Directors of the Company has declared a dividend, payable to shareholders of record on October 20, 1989, which dividend shall, subject to Section 4.33 hereof be equal to the undistributed earnings of the Company from January 1, 1988 through the Closing Date (the "Dividend Amount") and which dividend shall be payable in three installments as follows: (i) the first installment in the amount of $2,050,000, which was paid on October 20, 1989, (ii) the second installment in the amount of $2,000,000, which will be paid prior to the Closing Date and (iii) the third installment, which shall be equal to the Dividend amount less $4,050,000, and which shall be payable on December 31, 1989, provided, however, that notwithstanding the foregoing, in no event shall the Dividend Amount exceed $4,750,000;

	 (d) issue, transfer, sell or deliver any shares of its capital stock, or securities convertible into or exchangeable for, with or without additional consideration, such capital stock;

	 (e) redeem, purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or which are, convertible into or exchangeable for, with or without additional consideration, such capital stock;

	 (f) incur any indebtedness for borrowed money, except in the ordinary course of business from third parties or make any loans or advances to any parent, subsidiary or affiliate or other third person, except that the Company may borrow such funds, as may be necessary to facilitate the payment of the dividend referred to in subsection (c) above, and the payment of all expenses incurred by it in connection with this Agreement or the transactions contemplated hereby, all on such terms and conditions as shall be reasonably satisfactory to AWT;

	 (g) permit the occurrence or continuance of any default under any agreement for funded debt;

	 (h) make any acquisition of stock or all or substantially all of the assets or any entity;

	 (i)  merge or consolidate with any corporation;

	 (j) other than the Employment Agreement between the Company and the Stockholder in the Form of Exhibit B hereto, enter into any employment or similar contract with, or increase the compensation payable to, any officer or employee, except in a manner consistent with past practices;

	 (k) adopt, amend in any material respect or terminate any Employee Plan, severance plan or collective bargaining agreement or make awards or distributions under any Employee Plan not consistent with past practice or custom;

	 (l) sell, enter into any contract of sale with respect to, or grant any option to purchase, any of its assets other than in the ordinary course of business;

	 (m)  create, assume or permit to exist any Lien;

	 (n) enter into any contract including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and security agreements which (A) contain a grant or other transfer, whether present, retroactive, prospective, or contingent, by the Company, of any rights in any patented or unpatented invention, trade secret, proprietary information, technical assistance, trademark, service mark, trade name, copyright, product designation or model number, or other intellectual property by whatever name designated or (B) contain a promise made by or to the Company, to pay any lump sum or royalty or other payment or consideration in respect to the acquisition, practice or use of any rights in any patented or unpatented intention, trade secret, proprietary information, technical assistance trademark, service mark, trade name, copyright, product designation or model number, or other intellectual property by whatever name designated;

	 (o) initiate any legal proceedings, including suits and administrative proceedings except normal collection proceedings;

	 (p) enter into any agreement, whether written or oral, agreeing to do any of the things described in clauses (a) through (o) of this Section; and

	 (q) make any plan termination distributions under the Terminated Plans to plan participants until the IRS has issued favorable determination letters in connection with the termination of the Terminated Plans, and unless all distributions in connection therewith are in compliance with applicable law, including Treasury Reg. 5 1.401-4(c).


	    Prior to the Closing Date, the Stockholder, with the cooperation of AWT where appropriate, will, and will cause the Company to:

	 (r) promptly comply with all filing requirements which foreign, federal or state law may impose on the Stockholder or the Company with respect to the Merger and the transactions contemplated hereby, including, but not limited to, those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and respond promptly to requests to file such additional information and documentary materials as may be requested pursuant to the HSR Act sufficiently in advance of the Closing to allow the period specified by the HSR Act and rules, and any extensions thereof to expire prior to Closing;

	 (s) use its best efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or agency, or any customer, including without limitation, those necessary to transfer all licenses or Permits of the Company to the Surviving Corporation, or other third party, including without limitation, those persons (other than the Stockholder or the Company) who are parties to the agreements described on Schedule 4.4, required to be obtained or made by it in connection with the Merger or the taking of any action in connection with the consummation thereof, including without limitation, any consent, authorization or approval necessary to waive any default under any of the agreements described in Schedule 4.4 hereto;

	 (t) make full and timely payment of, or accrue, all amounts which are required under the terms of the ERISA Plans that are employee pension benefit plans and each multiemployer plan listed in Schedule
      4.22 to be paid as a contribution to each such Plan with respect to the period from the beginning of the 1989 plan year to the Closing Date, calculated based on the data available as if the plan year ended on the Closing Date and such contribution, when made with respect to each such ERISA Plan that is an employee pension benefit plan, will be sufficient to prevent an accumulated funding deficiency from occurring and will be determined in accordance with the actuarial assumptions and cost methods applicable to the 1989 plan year of the ERISA Plans that are employee pension benefit plans; and

	 (u) use its best efforts to maintain and make full and timely payment of all fees and annuities and take all other action appropriate to maintain in force and effect all Permits, as well as all United States and foreign patents, patent applications, trademark and service mark registrations and applications for registration set forth in
      Schedule 4.11 or otherwise owned or controlled by the Company and subject to this Agreement.

	    6.4 Key Employees. Each of the Stockholder and the Company agrees that from the date hereof through the Time of Merger it shall use its best efforts to assure that the key employees of the Company remain in the employ of the Company.

	    6.5 Proposals Regarding The Stockholder and the Company. Prior to the Closing Date, each of the Stockholder and the Company (i) will not, directly or indirectly, whether through any of its officers, employees, representatives or otherwise, solicit, initiate or encourage any inquiries, proposals or offers, or participate in any negotiations for discussions with respect to or leading to any proposals or offers, for the acquisition of stock of, or all or substantially all of the assets or the business of, or any merger, consolidation or business combination with, the Company and (ii) will promptly advise AWT orally and in writing of any inquiry or proposal for the acquisition of any stock of, or all or substantially all of, the assets or business of, or any merger, consolidation or business combination with the Company.

	    6.6 Right to Investigate. Each of the Stockholder and the Company shall afford to the officers and authorized representatives of AWT free and full access, during normal business hours and upon reasonable prior notice, to the offices, plants, properties, books and records of the Company in order that AWT may have full opportunity to make such investigations as it shall desire of the affairs of the Company, and each of the Stockholder and the Company shall furnish AWT with such additional financial and operating data and other information relating to the assets, property and business of the Company as AWT shall from time to time reasonably request. Prior to the Closing Date or at all times if this Agreement shall be terminated prior to the consummation of the Merger, AWT shall, except as may be otherwise required by applicable law, hold confidential all information obtained pursuant to this
Section 6.6 with respect to the Stockholder and the Company in accordance with the Confidentiality Agreement, dated August 7, 1989. The representations, warranties and agreements of each of the parties hereto shall be effective regardless of any investigation that any party has undertaken or failed to undertake.

	    6.7  Cooperation.

	    (a) The Stockholder and the Company shall cooperate with AWT in taking any steps that may be reasonably required in order to ensure that the transactions contemplated by this Agreement and the Plan of Merger may properly be accounted for as a "pooling of interests" in accordance with GAAP.

	    (b) The Stockholder shall, from and after the Time of Merger, cooperate with AWT and use his best efforts to provide AWT with such information and other materials as AWT may reasonably request in the preparation and filing, with the Securities and Exchange Commission, of any reports or statements.
	    6.8 No Transfer. The Stockholder shall not sell, transfer, or otherwise dispose, whether by sale, gift (other than to his spouse, his children or any trust maintained for the benefit of his minor children), by operation of law or otherwise, of the AWT Common Stock received by him pursuant to the merger until March 19, 1990.

	    6.9 Payment of Loans. On or before November 30, 1989, the Stockholder shall cause Joseph Connelly to repay, or shall, on behalf of Mr. Connelly, repay to the Company the amount of any and all loans by the Company to Mr. Connelly outstanding on the Closing Date, including accrued and unpaid interest thereon.


				  ARTICLE III

			       COVENANTS OF AWT

	    7.1 Notification. AWT shall give prompt notice to the Stockholder of (1) any notice of, or other communication received by AWT subsequent to the date of this Agreement and prior to the Closing Date, relating to a default or event which, with notice or lapse of time or both, would become a default, or which would cause any warranty or representation of AWT to be untrue or misleading, under this Agreement, and (ii) any notice or other communication of any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

	    7.2 Delivery of Financial Statements. AWT shall deliver promptly to the Stockholder copies of any of its reports on Form 10-K or Form 10-Q that are filed with the Securities and Exchange Commission.

	    7.3 Hart-Scott-Rodino Filing. AWT shall promptly comply with all filing requirements under the HSR Act and respond promptly to requests to file such additional information and documentary materials as may be requested pursuant to the HSR Act sufficiently in advance of the Closing to allow the period specified by the HSR Act and rules, and any extensions thereof to expire prior to Closing.

	    7.4 Compliance with Securities Laws. AWT shall take all actions necessary to comply with the Exchange Act and the Securities Act.

	    7.5 Stock Issuances. Except as expressly contemplated herein, the Company shall not, prior to the Time of Merger, issue or sell, or authorize, commit to or propose the issuance or sale of additional shares of AWT Common Stock or any other securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities.

	    7.6 338 Election. AWT shall not make an election under Section 338 of the Code with respect to the transactions contemplated hereby.


				 ARTICLE VIII

		  JOINT COVENANT OF THE STOCKHOLDER, THE COMPANY AND AWT

	    8.1 Best Efforts. Subject to the terms and conditions herein provided, each of the Stockholder, the Company and AWT will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and cause the Time of Merger to occur and the transactions contemplated by this Agreement to be consummated at the earliest practicable date, and not to undertake any course of action inconsistent with such intended result.

				  ARTICLE IX

			    CLOSING AND TERMINATION

		       9.1 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be held on October 26, 1989 or on the date (the "Closing Date") that follows as promptly as practicable the satisfaction of the conditions set forth i.n Section 10.3(a). Unless otherwise agreed by the parties hereto, the Closing shall take place at the offices of Richards & O'Neil at 885 Third Avenue, New York, New York.

	    9.2 Time of the Merger. Subject to the further terms hereof, the parties hereto agree to use their best efforts to take, on or prior to the Closing, all such actions and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Time of Merger to occur as soon as practicable.

	    9.3 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned prior to the Time of Merger:

	    (a) by mutual written consent of the Stockholder and the Company, on the one hand, and AWT and FAC, on the other hand; or

	    (b) notwithstanding anything herein to the contrary, by AWT and FAC, if the Closing shall not have taken place prior to or on October 31, 1989.

	    9.4 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.3 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any of the directors, officers or stockholders of any party, except that termination pursuant to Section 9.3 shall not relieve any party from (a) liability for any intentional breach of any representation, warranty or covenant contained in this Agreement, and (b) any obligation under Section
6.7 and Article XI.


				   ARTICLE X

		   CONDITIONS TO CONSUMMATION OF THE MERGER

		   10.1 Conditions to Obligations of AWT and FAC. The obligation of AWT and FAC to effect the Merger is subject to the satisfaction at the Time of Merger of the following conditions unless waived in writing by
AWT:

	    (a) Representations and Warranties. The representations and warranties of the Stockholder and the Company set forth in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and as of the Time of merger, with the same force and effect as if such representations and warranties were made anew at and as of the Time of merger (except for the effect of transactions contemplated in this Agreement). AWT shall have received on the Closing Date a certificate of the Stockholder and the Chairman of the Board or President and Treasurer of the Company dated the Closing Date to the foregoing effect.

	    (b) Performance of Obligations of the Stockholder and the Company. Each of the Stockholder and the Company shall have performed in all material respects all obligations required to be performed by him or it under this Agreement at or prior to the Closing Date, and AWT shall have received certificates of the Stockholder and of the Chairman of the Board or President and Treasurer of the Company dated the Closing Date to the foregoing effect.

	    (c) Opinion of the Stockholder's Counsel. AWT shall have received from Bolger, Picker & Weiner an opinion, dated the Closing Date, in form and substance satisfactory to counsel for AWT, substantially to the effect set forth in Exhibit D hereto.

	    (d) No Order, Etc. As of the Closing Date, no order, judgment or decree by any court or governmental body shall have been entered restraining, prohibiting or otherwise interfering with, or the effect of which would be to restrain or prohibit or otherwise interfere with either the transactions contemplated herein or the operation of the assets and businesses of the Company after the Effective Date.

	    (e) Litigation. As of the Closing Date, there shall be no actions pending or threatened against AWT or FAC, or any of their respective directors or officers, or involving the assets or properties of either of them, for the purpose of enjoining or preventing the consummation of the Merger or otherwise claiming that such consummation is improper.

	    (f) Consents and Approvals. There shall have been received by the Stockholder all consents, amendments, modifications and regulatory approvals referred to in Sections 4.4 and 6.4(r) of this Agreement and there shall be no agreement, contract, license, lease, franchise, permit or other instrument of the Company, material to the business of the Company, as to which the interest of the Company will be impaired by the Merger.

	    (g) No Material Adverse Change. Notwithstanding the disclosure thereof pursuant to the provisions of this Agreement, between the date hereof and the Closing Date, there shall have been no material adverse change, or discovery of a condition or the occurrence of an event which has resulted or can reasonably be expected to result in such change, in the financial condition, business, property or prospects of the Company other than changes expressly permitted under or contemplated by this Agreement.

	    (h) Employment Agreement. The Stockholder shall execute and deliver to AWT an Employment Agreement, substantially in the form of Exhibit C hereto.

	    (i) Permits. The Company shall have all Permits in the states where it currently conducts or, as of the Closing Date, will conduct business.

	    (j) Connelly Shares. The Stockholder shall have delivered to AWT evidence, satisfactory to AWT and its counsel, that all shares of Company Common Stock transferred by Joseph Connelly to the Stockholder have been released from escrow and are, at the Time of Merger, held beneficially and of record by the Stockholder free and clear of all claims and restrictions on transfer or otherwise.

	    (k) Repayment of Loans. Subject to Section 6.10 hereof, the Stockholder shall have delivered to AWT evidence, satisfactory to AWT and its counsel, that the outstanding amount of any loans by the Company to the Stockholder or to any affiliate of the Stockholder (as such term is defined in Rule 12b-2 of the Exchange Act), have been repaid in full, including all accrued interest thereon, if any.

	    (l) The Stockholder shall have executed and delivered to AWT the Escrow Agreement in the Form of Exhibit B hereto.

	    10.2 Conditions to Obligations of the Stockholder and the Company. The obligation of the Stockholder and the Company to effect the Merger is subject to the satisfaction at the time of merger of the following conditions unless waived in writing by the Stockholder:

	    (a) Representations and warranties. The representations and warranties of AWT and FAC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Time of Merger, with the same force and effect as if such representations and warranties were made anew at and as of the Time of Merger (except for the effect of transactions contemplated in this Agreement). The Stockholder shall have received on the Closing Date a certificate signed by the Chairman of the Board or the President and the Treasurer of AWT dated the Closing Date to the foregoing effect.

	    (b) Performance and Obligations of AWT and FAC. Each of AWT and FAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Stockholder shall have received certificates signed by the Chairman of the Board or the President and the Treasurer of AWT and FAC dated the Closing Date to the foregoing effect.

	    (c) Opinion of Counsel for AWT. The Stockholder shall have received from Richards & O'Neil an opinion, dated the Closing Date, in form and substance satisfactory to counsel for the Stockholder, substantially to the effect set forth in Exhibit E hereto.

	    (d) No Material Adverse Change. Notwithstanding the disclosure thereof pursuant to the provisions of this Agreement, between the date hereof and the Closing Date, there shall have been no material adverse change, or discovery of a condition or the occurrence of an event which has resulted or can reasonably be expected to result in such change, in the financial condition, business, property or prospects of AWT or FAC, other than changes expressly permitted under or contemplated by the Agreement.

	    (e) Registration Rights Agreement. AWT shall execute and deliver to the Stockholder a Registration Rights Agreement, substantially in the form of Exhibit F hereto.

	    (f) No order, Etc. As of the Closing Date, no order judgment or decree by any court or governmental body shall have been entered restraining, prohibiting or otherwise interfering with the consummation of the transactions contemplated hereby.

	    (g) Employment Agreement. AWT shall execute and deliver to the Stockholder an Employment Agreement substantially in the form attached hereto as Exhibit C.

	    10.3 Conditions to Obligations of Both AWT and the Stockholder. In addition to the provisions of Sections 10.1 and 10.2 hereof, the obligations of the Stockholder and AWT to effect the Merger shall be subject to the satisfaction of the following condition at or before the Time of Merger:

	    (a) Regulatory Approvals. The parties hereto shall have received all necessary regulatory approvals of the transactions contemplated by this Agreement, and each of such approvals shall be in full force and effect at the Time of Merger, and not subject to any condition which, in the judgment of either party reasonably exercised, requires the taking of or refraining from taking any action which from an economic standpoint is unreasonable or unduly burdensome. All applicable waiting periods under the HSR Act shall have expired or been waived and there shall not be issued and in effect any injunction restraining consummation of the transactions contemplated herein, nor shall the Department of Justice of the Federal Trade Commission have threatened or commenced a proceeding seeking such an injunction or other relief or advised any party or its attorneys in writing of its probable intention to do so.

				  ARTICLE XI

				INDEMNIFICATION

		   11.1 Indemnification by the Stockholder. From and after the Closing Date, the Stockholder shall indemnify and save AWT and the Surviving Corporation, and any director, officer, employee agent or representative of any of the foregoing (for purposes of this Section 11.1, the aforementioned persons and entities are referred to individually and collectively as "AWT") harmless from and against any and all loss, cost, damage (including consequential damages), punitive damages, civil and criminal penalties or expense (including reasonable attorneys' fees) whatsoever (collectively, "Damages") resulting from, arising out of or in connection with:

	    (i) any breach of this Agreement or of any representation or warranty of the Stockholder or the Company (other than the representations and warranties provided in Sections 4.14 (tax matters), 4.15 (S Corporation Status), 4.22 (Pension and Other Benefit Plans) (other than 4.22(b)(7), (8) or (14)), 4.26 (Compliance with Environmental Laws), 4.5 (Financial Statements), 4.22(b)(7), (8) and (14) (Pension and other Benefit Plans), 4.27 (Accounts Receivable), 4.28 (Inventories) or 4.33 (Earnings) hereof or of any covenant or obligation of the Stockholder or the Company (other than the covenant contained in Section 6.10 (Repayment of Loans)) contained herein, provided ,-hat no claim may be made under this subsection (i) more than eighteen (18) months from the Time of Merger;

	    (ii) any breach of the representations and warranties set forth in Sections 4.14 and 4.15 hereof, for which a claim may be made at any time;

	    (iii) any breach of the representations and warranties contained in Section 4.22 (other than Section 4.22(b)(7), (8) or (14)) or any of the information disclosed on Schedule 4.22 hereto, including, without limitation, Damages arising out of or in connection with the termination of the Terminated Plans; provided no claim may be made under this subsection (iii) more than three (3) years from the Time of Merger;

	    (iv) any breach of the representations and warranties set forth in Section 4.26 hereof; provided no claim may be made under this subsection
(iv) more than five (5) years from the Time of Merger, and further provided that if any liability or claim shall arise from Contaminants stored, disposed of, transported, created, generated or, otherwise dealt with by the Company, both before and after the Closing Date, liability shall be shared between the Stockholder and AWT based on the Stockholder's and the Company's (prior to the Closing) on the one hand, and the Surviving Corporation's, on the other hand, relative culpability, taking into consideration such factors as their relative knowledge or ability to investigate, time period during which such Contaminants were subject to such party's control and such other factors which may reasonably be related to such determination of relative culpability;

	    (v)    any breach of the covenant of the Stockholder contained in
Section 6.10 hereof; provided that no claim may  be made under this subsection
(v) until the date audited financial statements for the combined entity resulting from the merger are first published;

	    (vi) any breach of any representations and warranties set forth in sections 4.5, 4.22(b)(7), (8) or (14), 4.27 or 4.28; provided, however, that no claim may be made under this subsection (vi) until the date audited financial statements for the combined entity resulting from the Merger are first published; and

	    (vii) any breach of the representations and warranties set forth in Section 4.33; provided, however, that no claim may be made under this subsection (vii) until the date audited financial statements for the combined entity resulting from the Merger and first published.

	    The indemnification rights of AWT under this Section shall not be affected in any way if the liability or claim for which indemnity is sought arises by reason of strict liability.

	    11.2 Indemnification by AWT. From and after the Closing Date AWT shall indemnify and save the Stockholder, in his capacity as such, harmless from and against any and all loss, cost, damage or expense (including reasonable attorneys' fees) whatsoever resulting from, arising out of or in connection with (i) the operation by AWT of the Company subsequent to the Closing, and (ii) any breach of any representation or warranty of AWT or FAC or any breach of any covenant or obligation of AWT or FAC contained herein, provided that no claim may be made under this Section 11.2(ii) more than eighteen (18) months from the Time of Merger.

	    11.3 Claims. In the event AWT or the Stockholder (the "Claimant") desires to make a claim against the other (the "Indemnitor") under
Section 11.1 or 11.2, the Claimant shall give prompt notice to the Indemnitor of the institution of any actions, suits or proceedings and demands at any time instituted against or made upon Claimant or any state of facts known to Claimant in connection with which the Claimant would claim indemnification under Section 11.1 or 11.2; provided, however, that failure of any Claimant to give notice as provided herein shall not relieve the Indemnitor of its obligations under Section 11.1 or 11.2. Indemnitor shall have the right, but not the obligation, without prejudice to the Indemnitor's right to contest its obligation to indemnify the Claimant in respect of such claim, to assume the defense of any action, suit or proceeding for which there is a claim for indemnification hereunder. If Indemnitor does not assume the defense of any such action, suit or proceeding before the earlier to occur of (i) the thirtieth (30) day after receipt of notice, or (ii) five (5) business days before the date an answer or similar response to an initiation of judicial proceedings is due, the Claimant shall, upon further notice to the Indemnitor, have the right to undertake, at the expense of the Indemnitor, the defense, compromise, or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. Anything in this Article XI to the contrary notwithstanding, (i) if there is a reasonable probability that such an action, suit or proceeding may materially and adversely affect the Claimant despite the indemnity of the Indemnitor, the Claimant shall have the right to defend, at its own cost and expense, and to compromise or settle such action, suit or proceeding; provided, however, that the Indemnitor shall have given written consent for such compromise or settlement, which consent may not be unreasonably withheld or delayed, and (ii) the Indemnitor shall not, without the written consent of the Claimant, which consent may not be unreasonably withheld or delayed, settle or compromise any such action, suit or proceeding or consent to the entry of any judgment. The Indemnitor shall remain fully liable for its obligation of indemnity despite any action by the Claimant under the preceding sentence. With respect to liquidated claims, if within thirty (30) days the Indemnitor has not contested said claim in writing, the Indemnitor will pay the full amount hereof in cash within ten (10) days after the expiration of such period. Each party shall be responsible for its own expenses in any arbitration or litigation between the parties hereto, and any expenses not attributable to either party, such as the cost of a third arbitrator (in the event that the parties agree to arbitration) shall be shared equally by the parties.

	    11.4   Limitation on Claims.  Notwithstanding the provisions of
Section 11.1, the Indemnitor shall not be liable to the Claimant for any breach of a representation or warranty pursuant to Sections ll.l(i), (ii),
(iii), (iv), (vi) or (vii), unless and until the aggregate amount of all Damages shall exceed $500,000, at which time the Indemnitor shall be obligated to indemnify the Claimant with respect to the aggregate amount of all such liabilities. Notwithstanding anything herein to the contrary, the foregoing limitations on claims shall not apply to any claim by AWT pursuant to subsection (v) of Section 11.1 hereof.

	    11.5 Limitation on Pension Plan Indemnification. Notwithstanding the foregoing, the Stockholder shall not be liable to AWT under this Article XI for (i) Damages incurred by the Company to adequately fund the Defined Benefit Pension Plan and (ii) expenses incurred by the Company to terminate any of the Terminated Plans, but such limitation on indemnification shall apply only to the extent of the Overfunded Amount. The 'Overfunded Amount" shall mean, for purposes of this Section 11.5, the amount of funds that the Company receives as a result of the termination of the Pension Plan due to any overfunding of such plan, less any excise or income taxes payable in respect of such amount.


				  ARTICLE XII

				 MISCELLANEOUS

		    12.1   Survival of Representations and Warranties.
The representations and warranties contained in this Agreement, and in any Schedule or Exhibit delivered pursuant hereto, shall survive the Merger to the extent set forth in Article XI.

	    12.2 Entire Agreement; Assignment. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

	    12.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

	    12.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or the third day following registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

	    To the Company or the Stockholder:

		  Falcon Associates, Inc.
		  416 Green Lane
		  Bristol, Pennsylvania  19007
		  Attention:  Mr. Jeffrey J. Cantwell,
				President

	    with a copy to:

		  Richard N. Weiner, Esq.
		  Bolger, Picker & Weiner
		  1800 Kennedy Boulevard
		  Philadelphia, Pennsylvania  19103

		  To AWT:

		  Air & Water Technologies Corporation
		  P.O. Box 1500
		  Somerville, New Jersey  08876
		  Attention:  Eckardt C. Beck, Chairman

	    with a copy to:

		  Douglas A. Satzger, Esq.
		  Richards & O'Neil
		  885 Third Avenue
		  New York, New York  10022

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof.)

	    12.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

	    12.6 Extension; Waiver. At any time prior to the Time of Merger, the parties may (i) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance with any of the agreements or conditions contained herein, provided, however, that no failure or delay of any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

	    12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

	    12.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

	    12.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

	    12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

	    12.11 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses except that it is agreed among the parties that no expense was incurred by the Stockholder.

	    12.12 Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for breach of this Agreement and that the obligations of the parties shall be specifically enforceable.

	    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


					AIR & WATER  TECHNOLOGIES CORPORATION



					By: /s/ Joseph Feldstein
					    Joseph Feldstein,
					    Senior Vice  President



					FALCON ACQUISITION  CORP.



					By: /s/ Paul Alderdice
					    Paul Alderdice, President



					FALCON ASSOCIATES, INC.



					By: /s/ Jeffrey J. Cantwell
					    Jeffrey J. Cantwell, President



					The Stockholder:



					By: /s/ Jeffrey J. Cantwell
					    Jeffrey J. Cantwell



				 SCHEDULE 4.1

			 Qualification to Do Business


	 The Company is qualified as a foreign corporation and in good standing in the following jurisdictions:

	       Connecticut*(1)

	       Kentucky*

	       Maryland*(2)

	       Massachusetts

	       New Jersey*

	       North Carolina

	       South Carolina*(3)

	       Texas*

	       Virginia*

(1) Company may be liable for approximately $4,000 for failure to qualify previously.
(2) Company will pay $200 as fine for failure to qualify previously. Qualification is being processed under the name "AWT/Falcon, Inc."
(3) Qualification is being made under name "Falcon Associates of Pennsylvania, Inc." Company may be liable for fine for failure to qualify previously.

* Filing has been made with the Secretary of State for qualification to do business as a foreign corporation.

	 Company must organize a corporation in Delaware in lieu of qualifying to do business as a foreign corporation because the name "Falcon Associates, Inc." is not available and fictitious names are not permitted.

	 Notwithstanding the disclosures set forth in this Schedule 4.1 or anything to the contrary contained in the Agreement, the Stockholder hereby indemnifies AWT in accordance with the provisions of Article XI of the Agreement, including, without limitation, Section 11.4 thereof, for any Damages incurred by AWT arising out of or in connection with the matters disclosed in Footnotes 1, 2 and 3 on the foregoing page.


				 SCHEDULE 4.2

		       Subsidiaries and Equity Interests

	 The Company owns one share of Class A Common Stock and twenty (20) shares of Class B Common Stock, each having $2,000 par value, of American Safety Risk Retention Group, Inc., a Vermont insurance company ("ASRRG").
The share of Class A Common Stock was acquired for a purchase price of $10,000. The shares of Class B Common Stock were acquired in exchange for agreeing to provide an irrevocable letter of credit to the Vermont Insurance Commissioner in the amount of $200,000 for the benefit of ASRRG. ASRRG is a captive insurer organized pursuant to the Federal Liability Risk Retention Act of 1986.


				 SCHEDULE 4.4

			    Consents and Approvals

	 The consummation of the transactions contemplated by this Agreement and Plan of Merger may constitute a breach or default or cause acceleration under the following agreements (except as indicated all necessary consents or waivers will be obtained prior to closing):

	 1. The following agreements between Company and First Fidelity Bank, N.A., South Jersey ("Bank"):

	       --    Mortgage (collateral), dated December 16, 1988

	       -- Commercial Grid Note-Secured, dated December 16, 1988, in principal amount of $2,000,000

	       -- Commercial Grid Note-Secured, dated December 16, 1988, in principal amount of $500,000

	       -- Commercial Grid Note-Secured, dated August 16, 1989, in principal amount of $2,000,000

	       --    General Security Agreement, dated December 16, 1988

	       -- Time or Demand Note - Secured, dated October 25, 1989, in principal amount of $1,500,000.

	       In addition, the Subordinate Mortgages between Stockholder and Bank, dated December 16, 1988, covering the following properties:

		     14 Elder Lane, Willingboro, NJ
		     7900 Dune Drive, Avalon, NJ #120
		     803 Joshua Ct., Moorestown, NJ
		     7900 Dune Drive, Avalon, NJ #118
			  16 N. Maple Avenue, Marlton, NJ (Evesham)

		     In lieu of a consent, the Company has obtained and provided to AWT a letter, dated October 26, 1989, from an officer of the Bank with regard to its intention to require the repayment of outstanding loans owing to it by the Company. The Bank has not consented to or waived its rights with respect to the transactions contemplated by the Agreement and has stated that it does not intend to do so.

		     The parties hereby acknowledge that the Company will not obtain from First Fidelity Bank, N.A., South Jersey a consent to, or waiver of default with respect to, the transactions contemplated by the Agreement, and AWT agrees that it shall not be entitled to recover any Damages from the Stockholder incurred by AWT or Falcon arising out of or in connection with such failure.

	       2. Lease for office space in Midtown Office Gallery, Charlotte, North Carolina. In view of Company's plans to terminate this lease, it will not seek the lessor's approval of this transaction. See Schedule 4.16(1).

	       3.    Pursuant to Section II, Subsection (a)(5) of the
		     Company's Commercial General Liability Policy (Occurrence
		     Form) issued by American Safety Risk Retention Group, the Company must notify the insurer of its merger with Falcon Acquisition Corp. and reaffirm its status as a named insured "under such terms and conditions as the (insurer] may, in its sole discretion, require." Pursuant to
		     Section IV, Subsection 22 of the same policy, if the named insured (the Company) ceases to be under the same ownership, the Company must notify the insurer "and the coverage under the policy shall automatically terminate as to the affected Named Insured." Coverage may be reinstated upon term agreed upon by the Company and its insurer.

	       A filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as-amended, was made with the Federal Trade Commission and the Department of Justice. Early termination of the waiting period has been received.
	       The Company may be required to notify one or more government agencies in states where they have permits or licenses for asbestos removal of the changes resulting from the transactions contemplated by this Agreement and Plan of Merger. See Schedule 4.21. The Company will begin to prepare such notifications, but will not complete or file such notifications until after Closing. The Company does not believe that failure to make filings prior to Closing or obtain consent or approval will in the aggregate have a material adverse effect upon the Company.


				 SCHEDULE 4.6

			 Liabilities Not Reflected in
			     Interim Balance Sheet

	       1. The Company plans to terminate its current lease for office space in North Carolina. See Schedule 4.16(1).

	       2. The Company is a party to a lease which permits another company the use of space at the rear of the 416 Green Lane property. It is possible the use of the property under this lease violates the local fire code. See Schedule 4.18(2).

	       3.    The Company is involved in litigation as set forth in
Schedule 4.12.

	       4. Certain vacation accruals, accrued bonuses, commissions and accrued sick leave of employees of the Company are not reflected in the Interim Balance Sheet.

	       5. Certain state income, franchise and capital stock taxes which are owed or will be owed by the Company are not reflected in the Interim Balance Sheet.

	       6. Unbilled amounts accrued which will be owing to subcontractors when billed.

	       Notwithstanding the disclosures set forth in this Schedule 4.6 or anything to the contrary contained in the Agreement, the Stockholder hereby indemnifies AWT in accordance with Article XI of the Agreement, including without limitation, Section 11.4 thereof, for any Damages incurred by AWT arising out of or in connection with the matters disclosed in Items 2 and 5 of this Schedule 4.6.


				 SCHEDULE 4.7

			 Subsequent Changes and Events

	       The Company has reevaluated and significantly increased its accounts receivable reserve since December 31, 1988. In addition, the Company has written off approximately $192,000 in accounts receivable during that same period.


				 SCHEDULE 4.8

		      Management, Employees, Compensation
			Company Directors and Officers
								  Annual
							       Compensation
	 Name                    Title                           for 1988
	 ----                    -----                         -------------

Jeffrey J. Cantwell              Director, President           $156,975.00(1)
				 and Secretary-Treasurer

Joseph E. Connelly               Vice-President                  78,187.50(2)

Susanne J. Crossman              Assistant Secretary,            51,070.85
				 Bookkeeper & Office Manager


			Other Employees or Consultants
			    Whose Total Fiscal Year
		      1988 Compensation Exceeded $50,000


						 Total           Basis of
	 Name               Designation       Compensation     Compensation
	 ----               -----------       ------------     ------------
Ernest M. DeCaro            Chief             170,750.00       combination(3)
			    Estimator

David R. Borranann          Insulation         61,404.67       fixed
			    Foreman

David R. Bookholdt          Field             130,600.00       combination
			    Operations

			   [Continued on next page)

- -------------
(1) Does not include compensation or benefits paid to Kimber Cantwell, Mr. Cantwell's spouse. Does not include value of automobiles used by Mr. and Mrs. Cantwell.
(2) Paid under an Employment Contract. Does not include payments under a Restrictive Covenant Agreement or insurance benefits to which he is entitled. See Schedule 4.9(b)(2) and (3).
(3)  Combination of fixed salary and bonus.


						 Total           Basis of
	 Name               Designation       Compensation     Compensation
	 ----               -----------       ------------     ------------

Thomas McCoog               Outside           129,460.00       combination(3)
			    Operations

Thomas Richter              Foreman            57,397.82       fixed

Michael David               Foreman            54,499.56       fixed

Joseph Romano               Foreman            63,014.75       fixed

Harry Kohlhaas              Foreman            56,831.63       fixed

Julius Edwards              Insulator          56,946.21       fixed

Scott Brown                 Foreman            71,852.48       fixed

Joseph McConnell            Foreman            66,448.54       fixed

Wesley Johnson              Foreman            50,250.56       fixed

Stephen Cantwell            Insulator          50,383.51       fixed

Kenneth Juliano             Worker             50,164.40       fixed

Frank Briggs                Foreman            76,869.91       fixed

William Schmidt             Estimator         104,276.00       combination(4)

Stacy Lagakos               Worker/            50,861.00       combination(4)
			    Sales Manager

			      Commission Program

						       Commission Arrangement
	 Name                                               (% of Gross)
	 ----                                          ----------------------
Estimator
- ---------
Ernest DeCaro                                          2% up to $3 million

William Schmidt                                        2% up to $3 million
						       1.5% in excess of $3
						       million

Gregory Obert                                          1.5% in excess of $3
						       million

Joseph Mannion                                         2% up to $3 million
						       1.5% in excess of $3
						       million

William Townsend                                       2% between $500,000
						       and $3 million 1.5% in
						       excess of $3 million

Thomas Bieri                                           2% between $1-3
						       million

James Arnott                                           2% between $500,000
						       and $3 million 1% in
						       excess of $3 million

Richard Ryniak                                         1.5% in excess of $3.5
						       million

James Wright                                           2% up to $3 million
						       1.5% in excess of $3
						       million

Sales
- -----

Stacy Lagakos                                          1%

William Shelby                                         1/2 of 1%

Operations
- ----------

David Bookholdt                                        Discretionary

Thomas McCoog                                          Discretionary

- -------
(3)  Combination of fixed salary and bonus.
(4)  Combination of fixed salary and commissions.

				No Withholding

	 Prior to 1989, the Company issued a Form 1099 to each estimator with respect to the payment of a bonus to him, rather than withholding and reflecting the same on the Form W-2 issued to the estimator.

				  Automobiles

	 Employees have use of automobiles and other vehicles for business purposes without having to account for other use. The Company leases trucks from Michael David and Joseph Romano for $200/month. The trucks are owned by Messrs. David and Romano and used for the Company's business.

	 Notwithstanding the disclosures set forth in this Schedule 4.8 or anything to the contrary contained in the Agreement, the Stockholder hereby indemnifies AWT in accordance with Article XI of the Agreement, including, without limitation, Section 11.4 thereof, for any Damages incurred by AWT arising out of or in connection with the matters disclosed under the caption "No Withholding" in this Schedule 4.8.


				 SCHEDULE 4.9

				   Contracts

	       (a)   1.    Agreements between Company and First Fidelity Bank,
			   N.A., South Jersey:

			   -- Mortgage (collateral) - $2,500,000 on 416 Green Lane property Mortgagor: Falcon Associates, Inc.
				 Mortgagee:  Fidelity Bank N.A.
				   South Jersey Date:  12/16/88

			   -- Commercial Grid Note-Secured, dated December 16, 1988, in principal amount of $2,000,000

			   -- Commercial Grid Note-Secured, dated December 16, 1988, in principal amount of $500,000

			   -- Commercial Grid Note-Secured, dated August 16, 1989, in principal amount of $2,000,000

			   -- Time or Demand Note - Secured, dated October 25, 1989, in principal amount of $1,500,000. Stockholder is guarantor under this note. The
				 note is secured by a $1,500,000 Certificate of Deposit which has been purchased from First Fidelity Bank, N.A., South Jersey

		     2.    Mortgage - $400,000 on 416 Green Lane property
			   Mortgagor:  Falcon Associates, Inc.
			   Mortgagee:  Robert U. Monti and Dorothy
			     I.  Monti
			   Date:  12/31/86

		     3.    Installment Sales Contract for 1988 Chevrolet
			   Corvette Convertible
			   Lender:  Reedman Chevrolet Inc.
			   Borrower:  Company
			   Date: 7/21/88

	       (b)   1.    Consulting Agreement between Company and Howard,
			   Lawson & Co., dated May 26,1989.

		     2. Employment Agreement, dated September 30, 1987, between Falcon Associates and Joseph Connelly.

		     3. Agreement for Restrictive Covenant and Covenant of Non-competition, dated September 30, 1987, between Falcon Associates, Inc. and Joseph E. Connelly.

		     4.    Commission Agreements - See Schedule 4.8.

	       (c)   1.    Agreement between Company and Local Union No. 42,
			   International Association of Heat and Frost
			   Insulators and Asbestos Workers, dated July 14, 1989

	       (d)         None.

	       (e)   1.    See Schedules 4.16 and 4.18 for real property leases

		     2.    Lease for 1986 Mercury Grand Marquis
			   Lessor: Ford Motor Credit
			   Lessee: Company
			   Date: January 28, 1986

		     3.    Lease for 1989 BMW 750IL
			   Lessor: GE Capital Auto Lease, Inc.
			   Lessee: Company
			   Date: November 11, 1988

	       (f) Contracts and commitments involving future payment or receipt of more than $250,000:

		     1. Contract between Company and Rouse Management, Inc. for asbestos removal and abatement, dated June 28, 1988. Individual work sites are scheduled on an ongoing basis by agreement of the parties.

		     2. Solicitation, Offer and Award, dated October 17, 1988, awarding Contract No. GS-03P-89- DXC-0297 for asbestos removal and related work by Company for U.S. General Services Administration, Region 3, pursuant to Company's sealed bid in response to Solicitation No. GS-03P-88-DXC-0097, issued June 13, 1988, as amended on June 23, 1988 and July 8, 1988.

		     3. Purchase Orders from James Craft & Son, Inc. for work by Company for which $250,000 may be paid or received in the aggregate in the future:

				 Purchase Order No. 6338, dated  July 21,
				 1986, for asbestos removal, abatement,
				 reinsulation and related work at V.A. Medical
				 Center, Coatesville, PA;

				 Purchase Order No. 6847, dated June 6, 1988, for insulation of Penn State University Wiley Laboratory;

				 Purchase Order No. 6958, dated December 8,
				 1988, for equipment insulating at Penn State
				 University, Agriculture, Science & Industries
				 Building.

		     4. Various agreements with New Jersey Bell Telephone Company for work by Company for which $250,000 may be paid or received in the aggregate in the future:

				 Standard Form of Agreement between Owner and
				 Contractor (AIA Document A101, 1987 Edition), dated October 11, 1989, for boiler room asbestos removal at New Jersey Bell Headquarters Building. Note: copy in Company files has not been signed by New Jersey Bell;

				 New Jersey Bell Telephone Company Building
				 Construction Contract, dated September 14,
				 1989, for asbestos removal at Swedesboro
				 Central Office Building;

				 Purchase Order No. 570141, dated October 10,
				 1989, for asbestos repairs in Trenton, New
				 Jersey

				 New Jersey Bell Telephone Company Building
				 Construction Contract, dated September 25,
				 1989, for asbestos abatement in Atlantic
				 City, New Jersey.

			   5. Various agreements for work by Company at Mobil Oil Corporation facilities for which $250,000 may be paid or received individually or in the aggregate in the future:

				 Standard Form of Agreement Between Contractor and Subcontractor (AIA Document A401, 1987 Edition), dated September 8, 1989, between Geppert Bros., Inc. and Company for asbestos removal and demolition at Paulsboro Refinery, Paulsboro, New Jersey

				 Two oral time and materials contracts between Joule Maintenance and Company for asbestos removal and maintenance at Paulsboro Refinery, Paulsboro, New Jersey.

				 Asbestos Removal Term Contract, dated March
				 1, 1989, between Mobil Research and
				 Development Corporation and Company for
				 asbestos removal.

				 Purchase Order No. 20463, dated October,
				 1989, between Joule Maintenance and Company for asbestos removal at Mobil Sulphur Unit.

				 Purchase Order No. 157054JHN9, dated August
				 4, 1989, for asbestos removal at Mobil
				 facility at Rt. 1 and Farber, Princeton, New
				 Jersey.

			   6. Asbestos Removal Disposal Agreement A-2022, dated April 24, 1989, between Company and E.I. du Pont de Nemours and Company, Inc. for asbestos abatement, amended by Modifications 1 through 6, dated June 15, 1989, June 28, 1989, July 20, 1989, July 31, 1989, August
				 16, 1989 and September 15, 1989.

			   7. U.S. Postal Service Construction Contract, 359986-89-B-0029, between Company and U.S. Postal Service (New York Facilities Service Office), dated November 21, 1988, for asbestos removal at New Jersey International Bulk Mail Center, as amended by Request, Proposal and Acceptances, dated April 10, 1989, April 13, 1989, April 15, 1989 and
				 August 18, 1989.

			   8. Standard Form of Agreement between Owner and Contractor (AIA Document, A101 1987 Edition) between Company and Board of Trustees of Clemson University, dated May 15, 1989, for asbestos removal.

			   9. Various agreements with Kohler Brothers, Inc. for work by Company for which $250,000 may be paid or received individually or in the aggregate in the future:

				       Purchase Order No. 0279, dated
				       December 14, 1988, for insulation work
				       at Lionville Junior High School, as
				       amended.

				       Purchase Order No. 0280, dated
				       December 14, 1988, for insulation work
				       at Blue Bell Elementary School.

			   10. Letter, dated October 31, 1986, awarding to Company Projects Nos. 81-109 and 659-021, to remove asbestos and install sprinklers at the Veterans Administration Medical Center, Salisbury, North Carolina, pursuant to Solicitation No. 659-17-86, issued 7/21/86, as amended.

			   11. Solicitation, Offer and Award, dated November 1, 1988, for insulation work by Company, awarded by the Naval Air Propulsion Center.

			   12. Agreement between Owner and Contractor, dated September 28, 1988, between Interboro School District and Company for asbestos removal.

			   In addition to the foregoing agreements which by their terms and current status involve future performance or payment of more than $250,000, the following agreements involve future performance or payment of significant amounts. In the aggregate, they might be deemed material, and, based on previous company experience with these types of contracts, it is possible that one or more may be modified or amended so that aggregate future performance or payment would exceed $250,000.

			   13. Contract between the State of New Jersey and the Company, dated March 3, 1988, for removal of asbestos at Ancora Psychiatric Hospital.

			   14.   Agreement, dated July 5, 1989, between
				 Company and Montclair State College for
				 asbestos removal.

			   Company uses the following subcontractors on a regular basis but does not currently (and would not ordinarily) have contract commitments outstanding with any one of them involving more than $250,000:

			   Atlas Acoustical Ceiling (ceiling work)
				 Box 48A Route 77
				 Mullica Hill, New Jersey 08062
				 609-478-4000

			   AACE Associates (air monitoring)
				 Dept. Box #38
				 Hainesport, New Jersey 08036
				 609-265-1680

			   Marty Tillia (electrical)
				 #139 Junewood Drive
				 Levittown, PA  19055
				 215-949-1878

			   Dowell Corporation (electrical)
				 9647 James Street
				 Philadelphia, PA 19114
				 215-824-2580

			   Patton Insulation (insulation)
				 1489 Baltimore Pike
				 Springfield, PA 19064
				 215-543-4151

			   Probe Environmental (air monitoring)
				 P. 0. Box 764
				 Moorestown, New Jersey 08057
				 609-779-3333

			   Professional Insulators (insulation)
				 P. 0. Box 2773
				 West Lawn, PA  19609
				 215-678-2345

			   Asbestos Management Consulting (air monitoring)
				 531 York Street
				 Burlington, New Jersey 08016
				 609-386-1077

	       (g)   The Company has no powers of attorney in effect.

	       For description of litigation involving West Shore School District, see Schedule 4.12.



				 SCHEDULE 4.10

				  No Default

	       The Company plans to terminate its current lease for office space in North Carolina. See Schedule 4.16.


				 SCHEDULE 4.11

			      Proprietary Rights

	       In 1987 and 1988 the Company licensed the use of a patented negative air process under U.S. Patent No. 4,604,111. The License Agreement between the Company and GPAC, Inc. is dated October 4, 1986 and grants a non-exclusive, non-transferable, indivisible license in the United States, its territories and possessions. The license is evidenced by Certificate
Number: GN-87010009, dated January 1, 1987. The agreement is terminable by Company on six months' notice. The Company did not make a 1989 royalty payment for the license. By letter, dated April 11, 1989, GPAC, Inc. has advised the Company that the license is currently effective, that all unpaid royalties for prior usage are waived and the Company is not required to make a royalty payment until July 1990.


			       SCHEDULE 4.12

				  Litigation

	 1. Falcon Associates, Inc. v. West Shore School District, Civil Action No. 429 (Common Pleas, Cumberland City., PA 1988).
	 2. Leon J. Lesniewski, Jr. vs. Falcon Associates, Inc. and Professional Insulators, Inc., Civil Action No. 89-06479 (Common Pleas, Montgomery Co., PA 1989).

	  For environmental and occupational safety and health law and regulation citations, all of which have been settled or resolved, see Section 4.26.


			       SCHEDULE 4.13

			      Laws and Orders

	  For prior violations of environmental and occupational health and safety laws and regulations, all of which have been resolved, see Schedule 4.26.



			       SCHEDULE 4.14
				Tax Matters

	       (i) Prior to 1985, the Company allocated all income to Pennsylvania, regardless of where its services were performed.

	     (ii) The Company has filed or will file income or franchise tax returns in the following jurisdictions: United States (all taxable periods since inception)

	       Arkansas  (1988)
	       Connecticut (1988)
	       Delaware (1988, 1987, 1986)
	       Georgia (1988)
	       Iowa (1988)
	       Kentucky  (1988)
	       Maryland  (1988)
	       Massachusetts (1988)
	       New Jersey (1988, 1987, 1986)
	       New York  (1988)
	       North Carolina (1988, 1987)
	       Ohio (1988)
	       Pennsylvania (all taxable periods since inception)
	       Texas (1988, 1987)
	       Virginia (1988, 1987)

	  The Company expects to file income or franchise tax returns for 1989 in all of the above jurisdictions except Arkansas and Massachusetts, and expects to file a 1989 income tax return in South Carolina.

	  (iii) Prior to 1989, the Company did not withhold from bonuses paid to its estimators.

	  Notwithstanding the disclosures set forth in this Schedule, 4.14 or anything to the contrary contained in the Agreement, the Stockholder hereby indemnifies AWT in accordance with the provisions of Article XI of the Agreement, including, without limitation, Section 11.4 thereof, for any Damages incurred by AWT arising out of or in connection with the matters disclosed in this Schedule 4.14, but only to the extent that such Damages arise out of or in connection with the failure to properly or timely file any return, pay any tax, penalty, interest or other assessment or withhold any amount, including all interest, penalties and other assessments arising therefrom.


			       SCHEDULE 4.16

			     Leased Real Property

1. Lease for 235 square feet of office space in Midtown Square office Gallery, Midtown Square Shopping Center, Charlotte, North Carolina.

	       Lessor:     Charlottetown, Inc.
	       Lessee:     Company
	       Date:     7/5/89
	       Term:       6/1/89-5/31/90

Company plans to terminate this lease when new lease (see below) becomes effective. North Carolina employee is handling negotiations. Assignment or sublet requires written consent of lessor. Liquidated damages for breach of lease are monthly rent ($.958 per square foot/month plus pro rata share of operating costs and real estate taxes), less rent received by lessor in reletting. There is no security deposit under the lease.

2.       Lease for 2400 square feet (800 office, 1600  warehouse) at 1801 H
	 Cross Beam Drive, Charlotte, NC   28217.

	       Lessor:   Chartwell Limited Partnership II
	       Lessee:
	       Company
	       Date:     10/89
	       Term:     3-1/2 years beginning 11/1/89.
	       Security Deposit:       $1,040


								 SCHEDULE 4.17

				 Real Property

	  The Company owns property and an office and
warehouse building at 416 Green Lane, Bristol, Pennsylvania.           The
property was acquired subject to conditions for a 20 foot wide macadam drive extending through the property and a 50 foot wide easement to Green Lane for ingress and egress, easements or rights-of-way granted to Philadelphia Electric Company and certain other restrictions, all of which are referred to in the Title Report. See Schedule 4.19.

	  The Company is currently constructing additional office space on the property.

	  The Company has entered into a lease for use of the rear portion of its property at 416 Green Lane. See Schedule 4.18(2).

	  The Company has indicated its willingness to permit an easement through the 416 Green Lane property to Lumber Products property. The requesting parties have not requested a formal agreement.


				 SCHEDULE 4.18

				   Tenancies

		   1. In addition to the Real Property Leases, the Company's property at 416 Green Lane is subject to certain easements. See
Schedule 4.17.
	  2. The Company has entered into a lease for use of the rear portion of the property at 416 Green Lane for parking and storing construction equipment.

		     Lessor:   Company
		     Lessee:   Harrah, Inc.
		     Date:     5/6/89
		     Term:       1 year with option to renew one-half the
				 leased land for 1 year
		     Rental:   $200/month



				 SCHEDULE 4.19

				     Title

			See Title Report, effective October 5, 1989, a copy of which has been delivered to AWT.
	       Howard Savings Bank liens have been satisfied. Some termination statements must still be obtained.
	       Improvements to the Company's headquarters building at 416 Green Lane are being conducted pursuant to Permit No. 89-138, issued May 31, 1989, by the Borough of Bristol. See also Schedule 4.9 (a).



				 SCHEDULE 4.20

				   Insurance

(a)  Insurance Coverage

American Safety Risk Retention Group, Inc., Policy No.
CGL89_101- 002, asbestos special liability

Commercial Inland Marine, Policy No. 3AT574342-02, business equipment at 416 Green Lane, and contractor's equipment

Excelsior Insurance, Policy No. CPP3130338, general liability covering property at 416 Green Lane

Pennsylvania State Workers Compensation, Policy No. 00265578

Travelers Insurance Company, Policy No. 6UB-4975292-5-89, workers compensation for Michigan

Continental Insurance Company, Policy No. 2BC871569089W, workers compensation for New Jersey

Travelers Insurance Company, Policy No. 6UB-115J603-7-88, workers compensation for North Carolina

Continental Assurance Company, Policy No. 2P46837AlAA, workers compensation for New York

Excelsior Insurance Company, Policy No. BA3501323, automobile liability

The Company is in the process of obtaining tenant's insurance for leased property in North Carolina.

(b)   Surety Bonds

Bonding Company                    Open Bid Bonds
- ---------------                    --------------

National American Insurance        Northampton County/Government Center

National American Insurance        Northampton County/Gracedale

National American Insurance        U.S. Coast Guard, Fort Macon

Indiana Lumbermens Mutual          Chatham Hall Girls School
Insurance Company

National American Insurance        Borough of Pottstown-City Hall

National American Insurance        Council Rock School District

National American Insurance        Council Rock School District

*                                  Prudential Property Co.

*                                  PA Dept. of General
				   Services/E. Stroudsburg

*                                  PA Dept. of General Services/Muncy
				   Correctional Institute

*                                  PA Turnpike Commission

*                                  Federal Bureau of Prisons

*                                  DE, Del. State Hospital

*                                  MD, Maryland Dept. of Trans.

* Bonds requested, but not yet received.

Bonding Company                        Open Performance Bonds
- ---------------                        ----------------------

Universal Bonding Company              NJ, Montclair St. College

Southeastern Casualty Indemnity        NJ, Ancora Psychiatric and Hospital
Insurance Company

Indiana Lumbermens Mutual              East Brunswick Board of Education
Insurnace Company

Southeastern Casualty                  Cape May County Board of
and Indemnity Insurance                Chosen Freeholders
Company

Indiana Lumbermens Mutual              Dept. of Admin.
Insurance Company

Indiana Lumbermens Mutual              Watson V. Britton Training
Insurance Company                      Center

Indiana Lumbermens Mutual              VA Medical Center, Salisbury, NC
Insurance Company

Indiana Lumbermens Mutual              GSA, Various Federal Bldgs.
Insurance Company

National American Insurance            Columbia Borough School District

Indiana Lumbermens Mutual              Holy County School District
Insurance Company

Indiana Lumbermens Mutual              NC, Broughton Hospital
Insurance Company

National American Insurance            Budco Theaters/Andorra Co.

National American Insurance            Farfield Company/Brookdale Comm.
				       College
Indiana Lumbermens Mutual              Naval Air Propulsion Center
Insurance Company



							       SCHEDULE 4.21

Licenses and permits currently held:

State of New York, Asbestos Handling License No. AC-89-0044, expires 1/31/90

State of New Jersey, Asbestos License No. 00002 (expired 6/21/88) (Letter from Supervisor of Licensing allowing asbestos license to continue in effect while backlog of renewals is processed.)

State of Delaware, Asbestos Abatement Contractors Certification

No. C-0018, expires 5/02/90. City of Wilmington Business  License No. 009965

State of Maryland, Asbestos Removal/Encapsulation License No. 39-00-019, expires 11/20/89. City of Baltimore, Certificate of Prequalification No. 02287, expires 05/31/90. Commonwealth of Massachusetts, Contractors License *AC 00018, for Asbestos Abatement Program, expires 10/17/89. (Renewal application was filed 10/11/89.) Commonwealth of Massachusetts, Certificate of Eligibility #88-0896, expires 12/02/89.

Commonwealth of Virginia, Asbestos License, and Contractors License No. 000068, expires 7/31/90

State of Washington, Construction Contractors Specialty License #CCEXBU FALCOA1123NN, expires 2/15/90.

State of South Carolina Bidders License B13032, expires 12/31/89. State of South Carolina General Contractors License #G23127, expires 12/31/89. South Carolina Dept. Health and Environmental Control Asbestos Abatement License No. 255, expires 4/11/90.

North Carolina General Contracting Classification for Interior Construction License No. 24599, expires 12/31/89.

State of Iowa License #326 to Remove/Encapsulate Asbestos, expires 10/20/89. (Renewal application was filed 10/12/89.)

State of Ohio, Licensed as an Asbestos Contractor, License No. 1240, effective until 11/14/89.

State of Georgia, Asbestos Licensing Board, License No. 8BL-264,

Beginning date 11/88, Expires 11/89. (Renewal application was filed 10/25/89).

State of Arkansas, Asbestos Abatement Contractor License No. 090, expires 12/31/89.

Texas Department of Health, Asbestos Abatement Contractor
Certification Number 80-0100, expires 10/31/89. (Renewal application was filed 10/12/89).

Commonwealth of Kentucky, Asbestos Abatement Certificate No. C89-02-005M2, expires 2/12/90.

Minnesota Department of Health, Asbestos Abatement Contractor License Number 279, 7/01/89 - 6/30/90.

Allegheny County Health Department, Asbestos Abatement Contractor License, Certificate No. ACAL-89-4074, expires December, 1989.

State of Missouri letter certifying Asbestos Registration No. 90-08-0261, expiration date 8/15/90.

States for which Company is preparing applications:

     Florida License
     Michigan License
     Illinois License
     Tennessee License
     California License

See Schedule 4.4.

The Company is qualifying as "AWT/Falcon, Inc." in Maryland, and "Falcon Associates of Pennsylvania, Inc." in South Carolina because the name "Falcon Associates, Inc." was previously reserved or used by other companies. It will have to change the name in which its licenses are issued in those states and in Delaware where it will organize a new corporation.


			       SCHEDULE 4.22

		      Pension and Other Benefit Plans

(a)   Retirement Plans

	       Falcon Associates, Inc. currently maintains four retirement plans as follows:

	       1)   Frozen Defined Benefit Pension Plan.

	       2)   Deferred Salary Savings (401(k)) Plan.

	       3)   Money Purchase Plan.

	       4)   Defined Benefit Pension Plan

	 Benefit accruals under plans 1, 3, and 4 have ceased and such plans have been terminated as of December 31, 1988. The Company must amend these plans to comply with the Tax Reform Act of 1986. In addition, terminations of these plans must be filed with the IRS, and, in the case of Plan 1, with the PBGC. All are ERISA plans.

See also item (b)(1)

(b) (1) As of July, 1989, the Company contributes to Local Union No. 42, International Association of Heat and Frost Insulators and Asbestos Worker Pension Plan.

	       (3) and (4) See above.

	       (5) Some Form 5500's have been filed late, including Form 5500 for the Money Purchase Plan for the 1988 Plan Year, which was filed several days late.

	       (6) The Money Purchase Plan contribution for the 1988 Plan Year was made late, and Form 5330 will be filed with respect to the applicable excise tax.

	       (7)   See item (b)(14)

	       (14) Both defined benefit plans have been frozen and participants are entitled to no further benefit accruals. The actuary has advised that Pension Plan No. 1 is overfunded by approximately $85,000. The underfunded amount for Defined Benefit Pension Plan No. 4 has been satisfied prior to closing.

B.    Other Plans

      Agreement, dated October 1, 1983, between
      Independence Blue Cross/Blue Shield and
      Company, Group No. A-20593, including
      hospitalization, major medical, dental and prescription

      UNUM, Policy No. LAD050201, disability coverage for the Stockholder

      Great West Life Assurance Company, disability coverage for Susanne Crossman (Policy No.
      H-529472), and Ernest DeCaro (Policy No.
      H-529475)

      Great Western Life & Annuity Insurance  Co.,
      Agreement, dated December 16, 1987, for an annuity for Stockholder under Money Purchase
      Pension Plan

      Executive Life Insurance Company, Policy Nos.
      C41599057B, C1158972GL and C11506147L, life
      insurance for the Stockholder (one of these policies has been pledged to First Fidelity
      Bank, N.A. as security for outstanding Company indebtedness)

      CIGNA, Policy No. 1011216573, life insurance for the Stockholder

      Aetna, Policy No. G1122243, life insurance for the Stockholder

      Confederation Life, Policy Nos. 05711032 and
      5120354, life insurance for the Stockholder

      Confederation Life, Policy Nos. 05711031 and
      5726753, life insurance for Joseph Connelly.

      Executive Life Insurance Company, Policy No.
      C41599056B, life insurance for Joseph Connelly

	 The rights under these life insurance policies may be acquired by Mr. Connelly for $1.00 at the time of termination of his employment agreement. (See Schedule 4.9(b)(2)).

      CIGNA, Policy No. 1011216572, life insurance for Joseph Connelly

      Aetna, Policy No. R25553960, life insurance for Joseph Connelly

	 Company is in the process of satisfying the applicable requirements of Section 4980B of the Code with respect to each group health plan.

	 The rights under these life insurance policies may be acquired by Mr. Connelly for $1.00 at the time of termination of his employment agreement. (See Schedule 4.9(b)(2)).


				 SCHEDULE 4.24

			       Certain Interests


1. Stockholder owns common stock of ASIG, which is the reinsurer of ASRRG.

2. Stockholder transferred 1988 Chevrolet Astro Van used by his spouse, Kimber, to himself, subject to the outstanding balance owing thereon to First Fidelity
     Bank, N.A. on account of a loan, dated April 6, 1988.

3.   In 1989, the Company sold two vehicles to H. & M.
     Insulation, Inc. ("H. & M.") for amounts less than their respective fair market values. Mr. Cantwell owns all of the outstanding capital stock of H. & M.

4. The employment by the Company of Kimber Cantwell, the Stockholder's spouse, will continue until the Closing, at which time it will be terminated. All compensation to the date of termination will be paid to her at current rates.

5. The Company has engaged in a series of transactions with Gull Enterprises, Inc. ("Gull"), a
     Pennsylvania corporation, which has been solely owned by the Stockholder since December 31, 1987.
     Gull has been engaged in insulation work. Falcon has paid Gull for consulting services provided to Falcon by certain employees of Gull. On October
     24 and October 25, 1989, Falcon paid Gull $5,705 and $24,825, respectively, on account of such services which satisfied all outstanding obligtions owed by Falcon to Gull. $11,850 of the latter amount is reflected on the Interim Balance
     Sheet because it was accrued in September 1989.
     None of the payments by Falcon to Gull involved a profit to Gull or the Stockholder. On October 26,
     1989, Gull paid Falcon $8,891 to satisfy indebtedness owed by it to Falcon, as shown on the Interim
     Balance Sheet.


			       SCHEDULE 4.26

		    Compliance with Environmental Laws

     The Company has received the following  citations.

All have been resolved.

	       1. Air Pollution Control District, Jefferson County, Kentucky, Violation No. 890054, Violation of Reg. 5.13
		     Section 5 (and its state rule counterpart); Citation dated May 1, 1989; $250.00 civil assessment for using supervisor lacking Kentucky certification.

	       2. Air Pollution Control District, Jefferson County, Kentucky, Order #006-88, dated July 20, 1988; Falcon cited for violation of District Regulation 5.04 (re: storage of asbestos); administrative settlement of $3,500.00.

	       3. Philadelphia Dept. of Public Health, Air Management Services, Violation of Health Code S 6-402-9(a); Citation dated August 4, 1988; clean air filter was stored in a bag labeled with asbestos warning labels.

	       4. New Jersey Office of Asbestos Control & Licensing; $250.00 Citation for violation of New Jersey Asbestos Control and Licensing Act, dated July 6, 1988, for allowing employees to work without a permit.

	       5. New Jersey Office of Asbestos Control & Licensing; $600.00 Citation, dated November 23, 1987, for violation of New Jersey Asbestos Control & Licensing Act, for failure to post sign and have license available at work site.

	       6. OSHA Citation S9144#043, issued 10/4/82, for failure to post OSHA Notice, maintain an on-site log of injuries and illnesses and establish respirator program at job site.

	       7. OSHA Citation J7434-162, issued 4/4/85, for failure to make regulations readily available to employees.

	       8. OSHA Citation B7421-050, issued 3/7/85, for failure to establish respirator program at job site.


			   SCHEDULE 4.26 CONTINUOUS

	       9.    OSHA Letter, dated 10/2/85, re Complaint No.
		     71419428 complaining that Company failed to provide medical records at employee's request.

	       10. Letter from State of New Jersey, Department of Labor, dated January 24, 1986, re failure to disclose previous OSHA citations.

	       11. Letter from State of New Jersey, Department of Labor, dated March 10, 1986, for failure to display license and provide supervision; $250.00 penalty.

	       12. OSHA Citations E9645-601 and E9645-598 in total amount of $8,800.00; letter of contest dated September 8, 1987 from Falcon; settled on February 5, 1988.



				 SCHEDULE 4.29

				     Banks


	       1.    First Fidelity Bank Cash Management Account No.
		     006-000011-5

	       2.    First Fidelity Bank, payroll account, Account No.
		     00050512-7

	       3.    Howard Savings Bank Account No. 520-7019300-131

	       4. Philadelphia National Bank, Falcon Associates, Inc. Deferred Salary Savings Plan, Account No. 0120-5200

	       5.    Howard Savings Bank, Falcon Associates, Inc.
		     Defined Benefit Pension Trust, Account No. 716953-1

	       6. First Fidelity Bank, Falcon Associates, Inc. Money Purchase Plan, Account No. 001-078372-0

	       There are no safe deposit or lock boxes.
	       The Stockholder and Susanne Crossman are authorized to draw on each of these accounts, except for Howard Savings Bank Account No. 520-7019300-131, as to which the Stockholder is the sole signatory.




				 SCHEDULE 4.30

				     Labor



	       See Schedule 4.9 (c).


				 SCHEDULE 4.32

				   Customers

	       Ten largest customers (by sales or services) for fiscal year ended December 31, 1988:


	 Rouse Management, Inc. and affiliates                      $3,445,000
	 Veterans Administration Medical Center -
		Salisbury,  North   Carolina                         1,748,000
	 School District of Philadelphia                             1,647,000
	 Colonial School District                                      735,000
	 Marple  Newtown  School  District                             492,000
	 State of New Jersey/Ancora
	       Psychiatric   Hospital                                  477,000
	 Wallingford/Swarthmore School District                        471,000
	 James Craft & Son Inc./VA Medical Center -
		Coatesville                                            376,000
	 Interboro  School  District                                   324,000
	 CPC International                                             314,000


		Ten largest customers (by sales or services) for the eight (8) month period ended August 31, 1989:

	 Rouse Management, Inc. and affiliates                      $1,650,532
	 Veterans Administration Medical Center -
		Salisbury,  North   Carolina                         1,021,050
	 Clemson University                                            988,818
	 Central  Bucks  School  District                              726,000
	 Department of the Army/Fort Dix                               645,860
	 James Craft & Son Inc./VA Medical
		Center  -  Coatesville                                 461,545
	 Mobil Oil and/or Joule Maintenance                            396,510
	 E.I. Du Pont de  Nemours  &  Co.                              351,060
	 U.S. General Services Administration
		(Region 3)                                             314,814
	 Toms  River  School  District                                 313,200


	       There are no customers other than named above which account for more than five (S%) percent of Company sales during the period January 1, 1988 through August 31, 1989.



								 Schedule 5.1


New Jersey

Massachussetts





								 Schedule 5.3





None, other than the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which filings have been completed.






								 Schedule 5.7





AWT redeemed, effective as of October 12, 1989, all shares of its Series A Preferred Stock, par value $1.00 per share outstanding on such date.